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                                                                   Exhibit 10.22

                                                               EXECUTION VERSION

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       of

                           EPIC ENERGY SOLUTIONS, LLC

                            Dated as of June 21, 2007

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                                TABLE OF CONTENTS

ARTICLE I Certain Definitions .............................................    1
   SECTION 1.01.  Definitions .............................................    1
   SECTION 1.02.  GAAP ....................................................   11

ARTICLE II General Provisions .............................................   11
   SECTION 2.01.  Formation; Effectiveness ................................   11
   SECTION 2.02.  Name ....................................................   11
   SECTION 2.03.  Term ....................................................   11
   SECTION 2.04.  Registered Agent and Office .............................   11
   SECTION 2.05.  Purpose .................................................   11
   SECTION 2.06.  Powers ..................................................   12

ARTICLE III Members .......................................................   13
   SECTION 3.01.  Members; Percentage Interests ...........................   13
   SECTION 3.02.  Adjustments in Percentage Interests .....................   13

ARTICLE IV Capital Contributions ..........................................   13
   SECTION 4.01.  Initial Contributions ...................................   14
   SECTION 4.02.  Additional Contributions ................................   15
   SECTION 4.03.  Negative Balances; Withdrawal of Capital; Interest ......   15

ARTICLE V Distributions ...................................................   15
   SECTION 5.01.  Distributions ...........................................   15
   SECTION 5.02.  Limitation on Distributions .............................   16
   SECTION 5.03.  Distributions in Kind ...................................   16
   SECTION 5.04   Amounts Withheld ........................................   17

ARTICLE VI Allocations and Other Tax Matters ..............................   17
   SECTION 6.01.  Maintenance of Capital Accounts .........................   17
   SECTION 6.02.  Allocation of Profit and Loss ...........................   18
   SECTION 6.03.  Other Allocations .......................................   20
   SECTION 6.04.  Entity Classification ...................................   21
   SECTION 6.05.  Fiscal Year .............................................   21
   SECTION 6.06.  Tax Returns .............................................   21
   SECTION 6.07.  Tax Matters Partner .....................................   21
   SECTION 6.08.  Duties of Tax Matters Partner ...........................   22
   SECTION 6.09.  Survival of Provisions ..................................   22
   SECTION 6.10.  Tax Elections ...........................................   22
   SECTION 6.11.  Consistent Treatment ....................................   22
   SECTION 6.12   Order of Application ....................................   23

ARTICLE VII Books and Records .............................................   23
   SECTION 7.01.  Books and Records; Examination ..........................   23
   SECTION 7.02.  Financial Statements and Reports ........................   24
   SECTION 7.03.  Schedule of Members' Capital Accounts ...................   25


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
   SECTION 7.04.  Notice of Affiliate Transactions; Annual List ...........   25

ARTICLE VIII Management of the Company ....................................   26
   SECTION 8.01.  Management ..............................................   26
   SECTION 8.02.  Board of Managers .......................................   26
   SECTION 8.03.  Responsibility of the Board of Managers .................   27
   SECTION 8.04.  Meetings ................................................   28
   SECTION 8.05.  Compensation ............................................   29
   SECTION 8.06.  Quorum ..................................................   29
   SECTION 8.07.  Voting ..................................................   30
   SECTION 8.08.  Matters to be Decided by the Board of Managers ..........   31
   SECTION 8.09.  Matters to be Decided by the Members ....................   32
   SECTION 8.10.  Requirements as to Affiliate Transactions ...............   33
   SECTION 8.11.  Annual Budget ...........................................   35
   SECTION 8.12.  Company Investment Guidelines ...........................   35
   SECTION 8.13.  Requirements as to Operating Leases .....................   35
   SECTION 8.14.  Reliance by Third Parties ...............................   35

ARTICLE IX Officers .......................................................   36
   SECTION 9.01.  Designation .............................................   36
   SECTION 9.02.  Powers and Duties .......................................   36
   SECTION 9.03.  Resignation, Removal and Vacancies ......................   36

ARTICLE X Transfers and Issuance of Membership Interests ..................   37
   SECTION 10.01. Restrictions on Transfers ...............................   37
   SECTION 10.02. Consequences of Permitted Transfers .....................   38
   SECTION 10.03. Consequences of an Unpermitted Transfer .................   38
   SECTION 10.04. Conditions for Admission ................................   38
   SECTION 10.05. Allocations and Distributions ...........................   39
   SECTION 10.06. Right of First Offer ....................................   39
   SECTION 10.07. Right of Co-Sale ........................................   41
   SECTION 10.08. Drag Along Rights .......................................   41
   SECTION 10.09. Right of First Offer on New Issuances ...................   41
   SECTION 10.10. Restriction on Resignation or Withdrawal ................   42

ARTICLE XI Liability, Exculpation and Indemnification .....................   42
   SECTION 11.01. Liability ...............................................   43
   SECTION 11.02. Indemnification .........................................   43
   SECTION 11.03. Reimbursement of Expenses ...............................   43
   SECTION 11.04. Advancement of Expenses .................................   43
   SECTION 11.05. Request for Indemnification .............................   44
   SECTION 11.06. Determination of Indemnification ........................   44
   SECTION 11.07. Denial of Indemnification and Judicial Proceedings ......   44
   SECTION 11.08. Insurance ...............................................   45
   SECTION 11.09. Non-Exclusivity .........................................   45
   SECTION 11.10. Severance ...............................................   45
   SECTION 11.11. Notice ..................................................   45


                                       ii

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
ARTICLE XII Fiduciary Duties; Competitive Business; Detrimental
   Activities .............................................................   45
   SECTION 12.01. Duties and Liabilities of Covered Persons ...............   46
   SECTION 12.02. Fiduciary Duties of Members of the Company and Members of
                  the Board of Managers ...................................   46
   SECTION 12.03. Competitive Businesses ..................................   46
   SECTION 12.04. Detrimental Activities ..................................   48

ARTICLE XIII Dispute Resolution Procedures ................................   49
   SECTION 13.01. General .................................................   49
   SECTION 13.02. Arbitration .............................................   49

ARTICLE XIV Dissolution and Termination ...................................   50
   SECTION 14.01. Dissolution .............................................   50
   SECTION 14.02. Winding Up of Company ...................................   50
   SECTION 14.03. Intellectual Property Upon Dissolution ..................   50
   SECTION 14.04. Distribution of Property ................................   51
   SECTION 14.05. Time Limitation .........................................   51
   SECTION 14.06. Termination of Company ..................................   51

ARTICLE XV Miscellaneous ..................................................   51
   SECTION 15.01. Notices .................................................   52
   SECTION 15.02. Merger and Entire Agreement .............................   52
   SECTION 15.03. Assignment ..............................................   52
   SECTION 15.04. Parties in Interest .....................................   53
   SECTION 15.05. Counterparts ............................................   53
   SECTION 15.06. Amendment; Waiver .......................................   53
   SECTION 15.07. Severability ............................................   53
   SECTION 15.08. GOVERNING LAW ...........................................   53
   SECTION 15.09. Enforcement .............................................   53
   SECTION 15.10. Creditors ...............................................   54
   SECTION 15.11. No Bill for Accounting ..................................   54
   SECTION 15.12. Waiver of Partition .....................................   54
   SECTION 15.13. Table of Contents, Headings and Titles ..................   54
   SECTION 15.14. Use of Certain Terms; Rules of Construction .............   54
   SECTION 15.15. Holidays ................................................   54
   SECTION 15.16. Third Parties ...........................................   54


                                       iii

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          LIMITED LIABILITY COMPANY AGREEMENT, dated as of June 21, 2007, of
Epic Energy Solutions, LLC (the "Company"), by and between NDI-1 Partners, LLC, a Delaware limited liability company ("NDI"), and Nano-applications Holdings B.V., a company with limited liability incorporated under the laws of The Netherlands ("STV"), as Members.

                              Preliminary Statement

          WHEREAS, on June 18, 2007, NDI and STV formed the Company by filing a Certificate of Formation of the Company with the Secretary of State of the State of Delaware;

          WHEREAS, NDI and STV acquired interest in and became the Members of, the Company;

          WHEREAS, the Members agree to cooperate with each other in order to achieve an effective and appropriate sales process in the event one or more Members wishes to monetize its stake in the Company. The agreed sales process, pursuant to Article X is designed to avoid an occurrence where NDI's proprietary intellectual property rights would become exposed to certain competitors of NDI such that such competitors could exploit such proprietary intellectual property rights to harm NDI as a result. In addition the sales process is designed to give NDI adequate time to raise financing for any Issuance Offer Notice. However, subject to the other provisions of this Agreement, in the event an agreed upon sales process cannot be reached, then the Members will not be prejudiced in following the provisions of Article X;

          WHEREAS the Members desire to enter into this Agreement to set forth the rights and responsibilities of each of them with respect to the governance, financing and operation of the Company; and

          WHEREAS, NanoDynamics, Inc. and Shell Technology Ventures Fund 1 B.V., as the parent entities of the Members, desire to join in this Agreement solely for purposes of the rights, obligations and covenants in Sections 10.01(e) and 12.03.

          NOW, THEREFORE, the parties hereto hereby agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

          SECTION 1.01. Definitions. Defined terms used in this Agreement shall have the meanings ascribed to them by definition in this Agreement. In addition, when used herein the following terms have the following meanings:

          "AAA" has the meaning set forth in Section 13.02.

          "Adjusted Capital Account" means, with respect to any Member, the balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (i) credit to such Capital Account the Member's share of Minimum Gain; (ii) credit to such Capital Account the Member's share of Member Minimum

Gain; and (iii) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

          "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.

          "Affiliate Transaction" means any agreement or transaction between the Company or any of its subsidiaries and any Member or any Affiliate of any Member. For purposes of this definition of Affiliate Transaction, any Guarantee by a Member or any Affiliate of any Member of any obligations of the Company or any of its subsidiaries that is provided by such Member or such Affiliate without cost to the Company and its subsidiaries shall not be deemed to be an Affiliate Transaction. Notwithstanding the foregoing, the term "Affiliate Transaction" shall not include (i) any Transaction Document or any transaction pursuant to the terms of a Transaction Document (other than any election by the Company not to pursue the development of any technology pursuant to either of the IP Agreements) and (ii) any distributions of cash or other property to the Members pursuant to Article V.

          "Affiliate Transaction Dispute Notice" has the meaning set forth in
Section 8.09(b).

          "Agreed Additional Capital Contributions" has the meaning set forth in
Section 4.02(a).

          "Agreement" means this Limited Liability Company Agreement of the Company, as the same may be amended, restated, supplemented or otherwise modified from time to time.

          "Annual Budget" has the meaning set forth in Section 7.02(c).

          "Applicable Law" means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

          "Arbitration Notice" has the meaning set forth in Section 13.02.

          "Arbitrators" has the meaning set forth in Section 13.02.

          "Arm's-Length Transaction" has the meaning set forth in Section
8.10(a).

          "Audited Financial Statements" has the meaning set forth in Section 7.02(c).


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

          "Board of Managers" has the meaning set forth in Section 8.02(a).

          "Business" means, subject to revision pursuant to Section 2.05(a), the exploration, transmission via pipeline, production, and processing of oil, gas, and related hydrocarbons, including all steps from identification, extraction and production from the earth through and including the processing of hydrocarbons in a refining or petrochemical facility, plus the means of conveying, via pipeline, the output from the refining or petrochemical facility. For avoidance of doubt, the sale of nano-materials is included in the Business and the use of such materials in or for value enhanced, commercial applications in exploration, transmission via pipeline, production and processing as described above is included in the Business. Subject to Section 4.01(b), the Business also includes the Special Contribution Business.

          "Business Day" means any day that is not a Saturday, Sunday or a holiday on which national banks in New York, New York are closed for business.

          "Capital Account" has the meaning set forth in Section 6.01.

          "Capital Contribution" of a Member means the aggregate amount of money and the gross fair market value on the date contributed of property (net of any liability assumed by the Company or to which the property is subject) as determined under this Agreement, contributed by such Member to the capital of the Company.

          "Capital Expenditures" means, for any period, the aggregate of all expenditures incurred by the Company and its subsidiaries during such period that, in accordance with GAAP, are or should be included in "additions to property, plant or equipment" or similar items reflected in the consolidated statement of cash flows of the Company and its subsidiaries; provided, however, that Capital Expenditures shall not include expenditures of proceeds of insurance settlements by the Company or any of its subsidiaries in respect of lost, destroyed or damaged assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed or damaged assets, equipment or other property within 18 months of such loss, destruction or damage; all as determined on a consolidated basis with respect to the Company and its subsidiaries in accordance with GAAP.

          "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than twelve (12) months from the date of acquisition, (ii) time deposits and certificates of deposits maturing within one year from the date of acquisition thereof or repurchase agreements with financial institutions whose short-term unsecured debt rating is A or above as obtain from either Standard & Poor Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's), (iii) commercial paper or Eurocommercial paper with a rating of at least A-1 by S&P or at least P-1 by Moody's, with maturities of not more than twelve (12) months from the date of acquisition, (iv) repurchase obligations entered into with any Person whose short-term senior unsecured debt rating from S&P is at least A-1 or from Moody's is at least P-1, which are secured by a fully perfected security interest in any obligation of the type described in (i) above and has a market value of the time such repurchase is entered into of not less than 100% of the repurchase obligation of such Person thereunder, (v) marketable direct obligations issued by any state of the United States of America or any political subdivision of

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any such state or any public instrumentality thereof maturing on or within twelve (12) months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's, and (vi) money market funds which have at least $1,000,000,000 in assets and which invest primarily in securities of the types described in clauses (i) through (v) above.

          "Cash on Hand" means all cash on hand and Short-Term Investments of the Company and its subsidiaries on the last day of such Fiscal Quarter.

          "Closing Date Affiliate Transactions" has the meaning set forth in
Section 8.09(e).

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company Independent Auditors" has the meaning set forth in Section 7.01.

          "Company Investment Guidelines" has the meaning set forth in Section 8.12.

          "Confidential Information" has the meaning set forth in Section 12.04(a).

          "Confidentiality Agreement" has the meaning set forth in Section 12.04(a).

          "Contracting Member" has the meaning set forth in Section 8.10(b).

          "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or general partnership or member interests, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control any other Person in which it or any of its Affiliates owns, directly or indirectly, a majority of the ownership interests.

          "Co-Sale Right Holder" has the meaning set forth in Section 10.07(a).

          "Covered Person" shall mean any officer, Manager or Member of the Company.

          "Cumulative Tax" for a Member with respect to a period means the Cumulative Tax for the preceding Fiscal Year plus the proportionate amount of the annualized federal, state and local income tax through the end of the period that would be paid by a hypothetical member of the Company that is a corporation organized under the laws of New York with the same Membership Interest as such Member, on the taxable income included in the Profit allocated to such Member pursuant to Section 6.02(a)(iv) for such period and any increase in net taxable income to such Member pursuant to Section 6.03(d) in such period, provided such Fiscal Year ends after Recoupment, as such taxable income is determined by a Super Majority Decision of the Board of Managers, computed by assuming that all such taxable income is allocable solely to New York City, that the corporation pays tax on such amount at the maximum marginal income tax rate in effect for the Fiscal Year (without regard to phase outs, alternative taxes and the like, and without regard to any other tax attribute of the Member), but that such state and local income tax is fully deductible currently for federal income tax purposes, and by taking into account such other assumptions as may be determined by a Super Majority Decision of the Board of Managers which apply to all Members. Cumulative Tax for a period within a Fiscal Year shall be computed based on annualizing the Company's income, gain, loss, deductions and other items from the beginning of the Fiscal Year through, and an interim closing of the books of the Company as of the end of, the third month for the first period, the fifth month for the second period, the eight month for the third period, and the eleventh month for the fourth period. Cumulative Tax shall also be computed with respect to the Fiscal Year based on the income, gain, loss, deductions and other items of the Company for such Fiscal Year. Cumulative Tax with respect to any Fiscal Year or period in which Recoupment occurs is zero.

          "Debenture" means that certain 6.0% Convertible Debenture, dated June 21, 2007 issued by NanoDynamics in the face amount of $10,000,000 and originally issued in favor of STV.

          "Delaware Act" means the Delaware Limited Liability Company Act, as in effect and amended from time to time, or any successor statute.

          "Disclosing Party" has the meaning set forth in Section 12.04(a).

          "Dispute" has the meaning set forth in Section 13.01.

          "Distributable Cash" has the meaning set forth in Section 5.01(a).

          "Distribution Date" has the meaning set forth in Section 5.01(a).

          "Election Period" has the meaning set forth in Section 10.06(a).

          "Expenses" shall include all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

          "Fiscal Quarter" means the three-month period ended March 31, June 30, September 30 and December 31 of each Fiscal Year.

          "Fiscal Year" means the 12-month (or shorter) period ending on the last day of December of each year.

          "GAAP" means United States generally accepted accounting principles applied on a consistent basis, as in effect at the time of the applicable calculation or determination and, until the Integration Termination Date, consistent with the practices of NanoDynamics.

          "Governmental Authority" means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

          "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person or in any manner, providing for the payment of any Indebtedness or other obligation of any other Person or otherwise protecting the holder of such Indebtedness or other obligation against loss (whether arising by virtue of partnership arrangements, by obtaining letters of credit, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

          "Indebtedness" of any person means, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid prior to any late payment, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable, trade advertising and accrued obligations), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all capital lease obligations of such person, (i) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of such person as an account party in respect of letters of credit and bankers' acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.

          "Indemnitee" includes any manager, officer or Tax Matters Partner of the Company who is, or is threatened to be made, a witness in or a party to any Proceeding as described in Article XI of this Agreement by reason of his Status.

          "Initial Budget" has the meaning set forth in Section 8.11(a).

          "Integration Termination Date" means the later of (i) the Services Agreement ceasing to be in effect, or (ii) the Company ceasing to be required to be consolidated for accounting purposes with NanoDynamics pursuant to GAAP.

          "IP Agreements" means the NDI IP Agreement and the STV IP Agreement.

          "Issuance Election Period" has the meaning set forth in Section 10.09(a).

          "Issuance Notice" has the meaning set forth in Section 10.09(a).

          "Issuance Offer Notice" has the meaning set forth in Section 10.09(a).

          "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, and (d) any agreement to grant any of the foregoing.

          "Listed NDI Competitor" has the meaning as set forth in Section 10.06(a)(i).

          "Managers" has the meaning set forth in Section 8.02(a).

          "Master Development Agreement" means that certain Master Development Agreement, dated June 21, 2007 between the Company and NanoDynamics, as the same may be amended.

          "Matter" is a claim, a material issue, or a substantial request for relief.

          "Member Minimum Gain" for any Fiscal Year means the partner nonrecourse debt minimum gain of the Company for such Fiscal Year as defined in Treasury Regulation Section 1.704-2(i)(2) and computed in accordance with Treasury Regulation Section 1.704-2(i)(3). A Member's share of Member Minimum Gain at the end of any Fiscal Year shall be computed in accordance with Treasury Regulation Section 1.704-2(i)(4).

          "Member Nonrecourse Deductions" means the partner nonrecourse deductions of the Company as defined in and computed in accordance with Treasury Regulation section 1.704-2(i)(1) and (2).

          "Membership Interest" means, with respect to any Member at any time, the limited liability company interest of such Member in the Company at such time, including such Member's interest in the profits, losses, allocations and distributions of the Company, the right to vote and the right of such Member to any and all other benefits to which a Member may be entitled as provided in the this Agreement, together with the obligations of such Member to comply with all the terms and provisions of the this Agreement.

          "Minimum Gain" for any Fiscal Year means the partnership minimum gain of the Company as defined in Treasury Regulation Section 1.704-2(b)(2) and computed in accordance with Treasury Regulation Section. 1.704-2(d). A Member's share of Minimum Gain at the end of any Fiscal Year shall be computed in accordance with Treasury Regulation Section 1.704-2(g).

          "Nanodynamics" means Nanodynamics, Inc., a Delaware corporation.

          "NDI Competitor" means any person which, or any Affiliate or associate of which, engages in any activity, directly or indirectly, including strategic planning and research and development, which, in the good faith judgment of NDI, competes with Nanodynamics in any of the same businesses as Nanodynamics or any of its Affiliates; provided, that, solely for purposes of Article X, such same business constitutes: (x) 15% or more of Nanodynamics' consolidated revenues (excluding all revenues of the Company) or (y) 35% or more of Nanodynamics' research and development expenditures during the preceding four Fiscal Quarters.

          "NDI IP Agreement" means that certain Intellectual Property Agreement effective as of June 21, 2007 between the Company and NanoDynamics, as the same may be amended.

          "NDI IPO Date" has the meaning set forth in Section 4.01(b)(i).

          "Non-Contracting Member" has the meaning set forth in Section 8.10(b).

          "Nonrecourse Deductions" for any Fiscal Year means the nonrecourse deductions of the Company within the meaning of Treasury Regulation Section 1.704-2(b)(1) and computed in accordance with Treasury Regulation Section 1.704-2(c).

          "Overhead Costs" has the meaning set forth in Section 4.01(b).

          "Percentage Interest" has the meaning set forth in Section 3.01.

          "Person" or "person" means any natural person, trust, estate, unincorporated organization, firm, corporation, association, partnership, joint venture, joint stock company, limited liability company or governmental authority, whether acting in an individual, fiduciary or other capacity.

          "Proceeding" includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, except one initiated by an Indemnitee without the express prior approval thereof by the Board of Managers.

          "Profit" and "Loss," as appropriate, mean, for any Fiscal Year, the taxable income or tax loss of the Company (including the Company's share of the taxable income or loss of its noncorporate subsidiaries) under Code Section 703(a) and Treasury Regulation Section 1.703-1 for the Fiscal Year, adjusted (without duplication) as follows:

          (i) All items of income, gain, loss or deduction required to be separately stated pursuant to Code Section 703(a)(1) shall be included;

          (ii) Tax exempt income as described in Code Section 705(a)(1)(B) realized by the Company during such Fiscal Year shall be taken into account as if it were taxable income;

          (iii) Expenditures of the Company described in Code Section 705(a)(2)(B) for such Fiscal Year, including items treated under Treasury Regulation Section 1.704-1(b)(2)(iv)(i) as items described in Code Section 705(a)(2)(B), shall be taken into account as if they were deductible items;

          (iv) With respect to any property (other than money) which has been contributed to the capital of the Company, "Profit" and "Loss" shall be computed in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(g) by computing depreciation, amortization, income, gain, loss or deduction based upon the fair market value of such property at the date of contribution;

          (v) With respect to any property of the Company which has been revalued under Section 6.03(d), "Profit" or "Loss" shall be determined based upon the fair market value of such property as determined in such revaluation;

          (vi) With respect to any property of the Company which has been revalued under Section 6.03(d), the difference between the adjusted basis for federal income tax purposes (determined after application of clauses
     (iv) and (v) above) and the fair market value shall be treated as gain or loss upon the disposition of such property;

          (vii) To the extent an adjustment to the tax basis of any property of the Company pursuant to Code Section 734(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the property) or loss (if the adjustment decreases such basis) from the disposition of such property and shall be taken into account for purposes of computing "Profit" or "Loss"; and

          (viii) Notwithstanding any other provision of this definition, any items which are required to be specially allocated pursuant to Section 6.02(c) or (d) shall not be take into account in computing "Profit" or "Loss." The amount of the items of Company income, gain, loss or deduction to be specially allocated shall be determined by applying rules, analogous to those set forth in clauses (i) through (vii) above.

          "Recoupment" means the first time when the aggregate distributions to NDI under Section 5.01(a)(i) are equal to NDI's aggregate Capital Contribution.

          "Sale Notice" has the meaning set forth in Section 10.06(a).

          "Section 8.10(b) Affiliate Transaction" has the meaning set forth in
Section 8.10(b).

          "Selling Member" has the meaning set forth in Section 10.06(a).

          "Services Agreement" means that certain Services Agreement dated June 21, 2007 between the Company and NanoDynamics, as the same may be amended.

          "Short-Term Investments" means, without duplication, collected or available bank cash balances, the fair market value of any investment made by the Company or any of its subsidiaries pursuant to the Company Investment Guidelines and the fair market value of any investment made by the Company or any of its subsidiaries that should have been made pursuant to the Company Investment Guidelines, but excluding any cash balances that represent uncollected funds.

          "Special Contribution Business" has the meaning set forth in Section 4.01(b)(i).

          "Special Profit Allocation Amount" means an amount equal to the excess, if any, of the maximum amount distributed or that may be distributed to STV pursuant to Section 5.01(a)(i) over the aggregate Capital Contributions by STV through such time.

          "Start-Up Period" means the period beginning on the date of execution of this Agreement and ending on the first date that the maximum amount of Profit allocable to STV pursuant to Section 6.02(a)(iii) has been allocated.

          "Status" describes the status of an Indemnitee as a manager, officer, Tax Matters Partner, employee, agent or fiduciary of the Company or of any other limited liability company, corporation, partnership, association, joint venture, trust, employee benefit plan or other enterprise that the Indemnitee is or was serving at the request of the Company.

          "STV Fund" means Shell Technology Ventures Fund 1 B.V., a private company with limited liability incorporated under the laws of The Netherlands.

          "STV IP Agreement" means that certain Intellectual Property Agreement effective as of June 21, 2007 among the Company, STV Fund and NanoDynamics, as the same may be amended.

          "subsidiary" means, with respect to any person (herein referred to as the "parent"), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partner interests are, at the time any determination is being made, owned, controlled or held directly or indirectly, or (b) that is, at the time any determination is made, otherwise controlled directly or indirectly, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

          "Super Majority Decision" has the meaning set forth in Section 8.08.

          "Superior Offer" has the meaning set forth in Section 10.06(b).

          "Superior Offer Notice" has the meaning set forth in Section 10.06(b).

          "Term of the Company" has the meaning set forth in Section 2.03.

          "Transaction Documents" means the Services Agreement, the Master Development Agreement and the IP Agreements.

          "Transfer" means any sale, exchange, transfer, assignment, pledge, hypothecation or other disposition. When used as a verb, the term "Transfer" shall have a correlative meaning.

          "Unreturned Capital Contributions" of NDI at any time means the excess, if any, of the aggregate amount of Capital Contributions by NDI through such time, over the aggregate amount distributed to NDI pursuant to Section 5.01(a)(i) through such time.

          "Wholly-Owned Subsidiary" means, with respect to any person (herein referred to as the "parent"), any corporation, partnership, limited liability company, association or other business of which securities or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general and limited partner interests are, at the time any determination is being made, owned, controlled or held, entirely by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.



          "Working Capital" means the current assets of the Company and its subsidiaries minus the current liabilities of the Company and its subsidiaries, all as determined on a consolidated basis in accordance with GAAP.



          SECTION 1.02. GAAP. Unless otherwise expressly provided, in connection with any calculation or determination pursuant to this Agreement that is based on the application of accounting principles, the Company shall apply GAAP.



                                   ARTICLE II

                               GENERAL PROVISIONS

          SECTION 2.01. Formation; Effectiveness. The Company has been formed as a limited liability company pursuant to the provisions of the Delaware Act by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware. Pursuant to Section 18-201(d) of the Delaware Act, the provisions of this Agreement shall be effective as of the date first set forth above. Each Member hereby adopts, confirms and ratifies the Certificate of Formation and all acts taken in connection therewith. Except as provided in this Agreement, the rights, duties, liabilities and powers of the Members shall be as provided in the Delaware Act.

          SECTION 2.02. Name. The name of the Company shall be Epic Energy Solutions, LLC. The Board of Managers may adopt such trade or fictitious names as it may determine.

          SECTION 2.03. Term. Subject to the provisions of Article XIV providing for early termination in certain circumstances, the Company shall continue in perpetual existence until such time as the Company's existence has been terminated as provided herein or in the Delaware Act. Such period of the Company's existence is hereinafter referred to as the "Term of the Company."

          SECTION 2.04. Registered Agent and Office. The name of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, and the address of the registered agent and the address of the office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Board of Managers may change such office and such agent from time to time in its sole discretion.

          SECTION 2.05. Purpose.

          (a) The purpose of the Company is to engage in the Business, including research and development, pursuant to Section 4.01(b), the Special Contribution Business, such other act or activity as approved by a Super Majority Decision and any lawful act or activity related to any of the foregoing for which a limited liability company may be formed under the Delaware Act (either directly or indirectly through one or more subsidiaries). It is the Members' understanding and intent that (i) the Company will be an independent, self-funding entity and (ii) the administrative requirements of the Company will generally be provided by the Services Agreement during its initial term. It is the Member's understanding and intent that the Company will distribute all Distributable Cash as determined pursuant to Section 5.01.

          (b) The Company, and the Chief Executive Officer on behalf of the Company, may enter into and perform the Transaction Documents to which the Company is a party without any further act, vote or approval of the Board of Managers or the Members notwithstanding any other provision of this Agreement, the Delaware Act or other Applicable Law.

          (c) The Board of Managers shall adopt for the Company the Business Conduct Compliance Program set forth on Appendix A. Any amendment to such Program, shall be consistent with Royal Dutch Shell plc's General Principles, as amended from time to time and published on its website.

          SECTION 2.06. Powers. In furtherance of its purposes, but subject to all the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

          (a) acquire by purchase, lease, contribution of property or otherwise, own, operate, hold, sell, convey, transfer or dispose of any real or personal property, whether tangible or intangible, which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

          (b) act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all the powers, duties, rights and responsibilities associated therewith;

          (c) take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

          (d) borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company and secure the same by mortgage, pledge or other lien on the assets of the Company;

          (e) invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

          (f) prepay in whole or in part, refinance, recast, increase, modify or extend any Indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such Indebtedness;

          (g) enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with any of the Members, necessary to, in connection with, convenient to or incidental to the accomplishment of the purposes of the Company;

          (h) employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

          (i) enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and

          (j) do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Delaware Act.

                                   ARTICLE III

                                     MEMBERS

          SECTION 3.01. Members; Percentage Interests. The names and addresses of the Members and their respective percentage interests in the Company ("Percentage Interest") are as follows:

              Members                Percentage Interest
              -------                -------------------
NDI-1 Partners, LLC                          51%
c/o NanoDynamics, Inc.
901 Fuhrmann Boulevard
Buffalo, New York 14203
Attention: Chief Executive Officer

Nano-applications Holdings B.V.              49%
Lange Kleiweg 60F
2288 GK Rijswijk, The Netherlands
Attention: General Counsel

          SECTION 3.02. Adjustments in Percentage Interests. The Percentage Interests of each Member shall be adjusted (a) at the time of any Transfer of such Member's Membership Interests pursuant to Section 10.02 and (b) at the time of the admission of each new Member pursuant to such terms and conditions as the Board of Managers from time to time shall determine pursuant to a vote in accordance with Section 8.07(b), in each case to take into account such Transfer or admission of a new Member.

                                   ARTICLE IV

                              CAPITAL CONTRIBUTIONS

          SECTION 4.01. Initial Contributions.

          (a) Upon execution of this Agreement, (i) NDI shall contribute to the Company $10,000,000 and (ii) pursuant to Section 4.01(b)(i), but without duplication with said section, STV shall contribute $500,000 in cash to the Company, the receipt of which is hereby acknowledged.

          (b) Special STV Contributions. (i) Upon execution of this Agreement, STV shall contribute $500,000 in cash to the Company, which amount shall be dedicated solely to (A) the Company's pursuing the research, development and manufacturing of nanoenabled solutions (but not nanomaterials) designed to be used in solar energy applications and products (but not as raw materials) (the "Special Contribution Business"), and (B) sales, general, administrative, overhead and other non-project specific costs and expenses of the Company, including fees and expenses and all other amounts under the Services Agreement, allocated to the Special Contribution Business, based on a reasonable allocation method (collectively, "Overhead Costs"). Upon such contribution, subject to subsections (iii) and (iv) of this Section 4.01(b), the Business shall include the Special Contribution Business.

               (ii) On or before the first anniversary of the closing date of the initial public offering of the equity of NDI (the "NDI IPO Date"), STV, in its sole discretion, may elect to contribute to the Company $1,000,000 in cash, which amount shall be dedicated to the Special Contribution Business and Overhead Costs. Such contribution shall not change STV's Percentage Interest or payment of distributions. If such contribution is not made on or before the first anniversary of the NDI IPO Date, then the Business shall cease to and no longer include the Special Contribution Business.

               (iii) Provided that STV has timely made the contribution contemplated by Section 4.01(b)(ii), on or before the second anniversary of the NDI IPO Date, STV, in its sole discretion, may elect to contribute to the Company $1,500,000 in cash, which amount shall be dedicated to the Special Contribution Business and Overhead Costs. Such contribution shall not change STV's Percentage Interest or payment of distributions. If such contribution is not made on or before the second anniversary of the NDI IPO Date, then the Business shall cease to and no longer include the Special Contribution Business.

               (iv) As provided by the NDI IP Agreement, the Company shall own the commercialization rights to any of the solar energy technologies developed by or for the account of the Company utilizing some or all of the contributions made by STV pursuant to Section 4.01(b)(i), (ii) or (iii); provided, however, that in the event STV does not complete either of the contributions described in Section 4.01(b)(ii) or (iii) above pursuant to the terms thereof, then all of the Company's rights in such solar energy technologies shall terminate and are automatically assigned and transferred to NDI pursuant to the NDI IP Agreement but not as a distribution hereunder or return of capital.

               (v) Upon execution of this Agreement, STV shall contribute $150,000 in cash to the Company, which amount shall be dedicated solely for use by the Company to procure energy consultancy services from Royal Dutch Shell Plc and any of its Affiliates, and any third party consultant recommended by Royal Dutch Shell Plc or any of its Affiliates. Such contribution shall not affect STV's Percentage Interest or payment of distributions.

          SECTION 4.02. Additional Contributions.

          (a) Additional Capital Contributions. The Members shall have the right to make additional capital contributions ("Agreed Additional Capital Contributions") pro rata based on their respective Percentage Interests if and to the extent such capital contributions are approved in accordance with Section 8.07(b) and 8.09(c). Members shall have no obligation to make additional capital contributions.

          (b) No Third-Party Beneficiaries. The provisions of this Agreement, including without limitation, this Section 4.02, are intended solely to benefit the Members and, to the fullest extent permitted by Applicable Law, shall not be construed as conferring any benefit upon any creditor of the Company other than the Members, and no such creditor of the Company other than the Members shall be a third-party beneficiary of this Agreement, and no Member or member of the Board of Managers shall have any duty or obligation to any creditor of the Company to issue any call for capital pursuant to this Agreement or authority to issue any mandatory call for capital pursuant to this Agreement or otherwise.

          SECTION 4.03. Negative Balances; Withdrawal of Capital; Interest. No Member shall have any obligation to the Company or to any other Member to restore any negative balance in its Capital Account. No Member may withdraw capital or receive any distributions from the Company except as specifically provided herein. No interest shall be paid by the Company on any capital contributions or Capital Accounts.

                                    ARTICLE V

                                  DISTRIBUTIONS

          SECTION 5.01. Distributions.

          (a) Subject to Section 5.02, upon approval of and at the times designated by the Board of Managers, the Company shall distribute to the Members (the date of such distribution being a "Distribution Date") all Distributable Cash to which such Distribution Date relates; provided that the Company shall distribute to the Members sufficient cash to fund the tax obligations of the Members, at the times and in amounts as determined under Section 5.01(b). The amount of "Distributable Cash" shall be determined from time to time by a Super Majority Decision of the Board of Managers. Subject to Sections 5.02, each such distribution shall be allocated between and paid to the Members in the following manner and order:

               (i) distributions shall be paid 66.667% to NDI and 33.333% to STV until NDI receives an amount equal to its Unreturned Capital Contributions;

               (ii) subject to Section 5.01(b), any remaining distributions up to the excess, if any, of the aggregate Cumulative Tax of the Members over the aggregate amount previously distributed pursuant to this
          Section 5.01(a)(ii) shall be paid to the Members in proportion to such excess for each Member;

               (iii) any remaining distributions shall be paid to the Members in proportion to their respective Percentage Interests;

     provided that:

               (iv) during the Start-Up Period the amount of any distribution paid to STV shall not exceed its Capital Account balance at the time of such distribution;

               (v) the amount of any distribution limited by Section 5.01(a)(iv) shall instead be paid to NDI, but such distribution shall be treated as having been paid to STV for purposes of determining the amount of any other distributions payable under Section 5.01(a)(i), (ii) or
          (iii) and the amount of Unreturned Capital Contributions; and

               (vi) any distribution otherwise payable to NDI after the Start-Up Period shall instead be paid to STV to the extent that any distributions otherwise payable to STV during the Start-Up Period were limited by Section 5.01(a)(iv) and paid to NDI pursuant to Section 5.01(a)(v), but such distribution shall be treated as having been paid to NDI for purposes of determining the amount of any other distributions payable under Section 5.01(a)(i), (ii) or (iii).

          (b) Notwithstanding the foregoing, distributions shall be made under
Section 5.01(a)(ii) on or before April 15, June 15, September 15 and December 15 of each Fiscal Year based on the Cumulative Tax computed through the end of the nearest applicable period and on March 15 of the following Fiscal Year based on the Cumulative Tax through the end of the Fiscal Year as long as (i) all required distributions under Section 5.01(a)(i) have been paid, (ii) Recoupment has occurred, and (iii) there is Distributable Cash.

          (c) Notwithstanding the foregoing, if the Company is dissolved pursuant to Clause (e) of Section 14.01 of this Agreement then the Company is directed to make payments of amounts due to NDI pursuant to this Section 5.02(b) to the holder of the Debenture until the Debenture is paid in full.

          SECTION 5.02. Limitation on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company, and the Board of Managers on behalf of the Company, shall not be required to make a distribution to either Member with respect to such Member's Membership Interests if such distribution would violate Section 18-607 of the Delaware Act or other Applicable Law.

          SECTION 5.03. Distributions in Kind. The Company shall not distribute to the Members any assets in kind unless approved in accordance with Section 8.07(b). If cash and property in kind are to be distributed simultaneously, the Company shall distribute such cash and property in kind in the same proportion to each Member, unless otherwise approved in accordance with Section 8.09(g). For purposes of determining amounts distributable to Members under Section 5.01, for purposes of determining Profit and Loss under Section 1.01, for purposes of making adjustments to Capital Accounts under Article VI and for purposes of allocations under Article VI, any property to be distributed in kind shall have the value assigned to such property in accordance with Section 8.09(g) and such value shall be deemed to be part of and included in Distributable Cash for purposes of determining distributions to the Members under this Agreement.

          SECTION 5.04. Amounts Withheld. Any amounts withheld with respect to a Member pursuant to any federal, state, local or foreign tax law from a distribution by the Company to the Member shall be treated as distributed to such Member pursuant to Section 5.01(a) or 14.02. Any other amount that the Board of Manager determines is required to be paid by the Company to a taxing authority with respect to a Member pursuant to any federal, state, local or foreign tax law in connection with any payment to or tax liability (estimated or otherwise) of the Member shall be treated as a loan from the Company to such Member. If such loan is not repaid within thirty (30) days from the date a Manager notifies such Member of such withholding, the loan shall bear interest at the rate of five percent (5%) per annum, compounded annually, from the date of the applicable notice to the date of repayment. The Company shall withhold distributions that would otherwise be payable to such Member and apply such amount toward repayment of the loan and interest. Each remedy shall be in addition to all other remedies the Company may otherwise have. Each Member shall fully cooperate with the efforts of the Company to determine and comply with its withholding and reporting obligations, and agrees to provide the Company with such information as a Manager may reasonably request in connection therewith.

                                   ARTICLE VI

                        ALLOCATIONS AND OTHER TAX MATTERS

          SECTION 6.01. Maintenance of Capital Accounts. An account (a "Capital Account") shall be established and maintained in the Company's books for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). Generally, each Member's Capital Account as of any date shall be:

          (a) credited with (i) the amount of money contributed by such Member to the Company on or prior to that date (including liabilities of the Company assumed by such Member as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(c)), (ii) the fair market value of any property contributed by the Member to the Company on or prior to that date (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752), and (iii) such Member's allocable share of the Profit and income and gain required to be specially allocated to such Member through that date; and

          (b) debited by (i) the amount of money distributed to such Member by the Company on or prior to that date (including liabilities of such Member assumed by the Company as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(c)), (ii) the fair market value of property distributed to such Member on or prior to that date (net of liabilities secured by such property that such Member is considered to assume or take subject to under Code
Section 752), and

(iii) such Member's allocable share of the Loss and deductions and loss required to be specially allocated to such Member through that date.

          SECTION 6.02. Allocation of Profit and Loss.

          (a) Profit for each Fiscal Year shall be allocated to the Members in accordance with the following order of priority:

               (i) Profit up to the excess, if any, of the aggregate Loss allocated pursuant to Section 6.02(b)(iv) for any prior Fiscal Year over the aggregate Profit previously allocated pursuant to this
          Section 6.02(a)(i) shall be allocated to the Members in proportion to such excess for each Member;

               (ii) any remaining Profit up to the excess, if any, of the aggregate Loss allocated pursuant to Section 6.02(b)(iii) for any prior Fiscal Year over the aggregate Profit previously allocated pursuant to this Section 6.02(a)(ii) shall be allocated to the Members in proportion to such excess for each Member;

               (iii) any remaining Profit up to the excess, if any, of the Special Profit Allocation Amount over the aggregate Profit previously allocated pursuant to this Section 6.02(a)(iii) (to the extent not previously offset under Section 6.02(b)(ii)) shall be allocated to STV; and

               (iv) any remaining Profit shall be allocated to the Members in proportion to their respective Percentage Interests.

          (b) Loss for each Fiscal Year shall be allocated to the Members in accordance with the following order of priority:

               (i) Loss up to the excess, if any, of the aggregate Profit allocated pursuant to Section 6.02(a)(iv) for any prior Fiscal Year over the sum of the aggregate Loss previously allocated pursuant to this Section 6.02(b)(i) and the aggregate amount previously distributed pursuant to Section 5.01(a)(ii) or (iii) shall be allocated to the Members in proportion to such excess for each Member;

               (ii) any remaining Loss up to the excess, if any, of the aggregate Profit allocated pursuant to Section 6.02(a)(iii) for any prior Fiscal Year over the sum of the aggregate Loss previously allocated pursuant to this Section 6.02(b)(ii) and the aggregate amount previously distributed to STV pursuant to Section 5.01(a)(i) that is in excess of the amount of STV's aggregate Capital Contribution shall be allocated to STV;

               (iii) any remaining Loss up to the aggregate Adjusted Capital Account balances of the Members having positive Adjusted Capital Account balances shall be allocated to such Members in accordance with such Adjusted Capital Account balances; and

               (iv) any remaining Loss shall be allocated to the Members in proportion to their respective Percentage Interests.

          (c) Notwithstanding anything in this Article VI to the contrary:

               (i) Notwithstanding any other provision of this Agreement, but subject to the exceptions set forth in Treasury Regulation Section 1.704-2(f)(2), (3), (4) or (5), if there is a net decrease in Minimum Gain during a Fiscal Year, each Member shall be allocated items of income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in the proportion to, and to the extent of, an amount equal to such Member's share of the net decrease in Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This
          Section 6.02(c)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

               (ii) Notwithstanding any other provision of this Agreement, but subject to the exceptions referenced in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Minimum Gain during any Fiscal Year, items of income and gain for such Fiscal Year (and, if necessary subsequent Fiscal Years) shall be allocated to each Member with a share of that Member Minimum Gain in proportion to, and to the extent of, an amount equal to such Member's share of the net decrease in Member Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.02(c)(ii) is
          intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

               (iii) In the event a Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that results in a negative Adjusted Capital Account balance, items of income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the negative Adjusted Capital Account balance of the Member as quickly as possible. This Section 6.02(c)(iii) is intended to comply with the qualified income offset requirement in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(3) and shall be interpreted consistently therewith.

               (iv) Nonrecourse Deductions for any Fiscal Year shall be allocated among the Members in proportion to their respective Percentage Interests.

               (v) Member Nonrecourse Deductions for any taxable year should be allocated among the Members in accordance with Treasury Regulation
          Section 1.704-2(i)(1).

               (vi) The allocations set forth in this Section 6.02(c) ("Regulatory Allocations") are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1 and 1.704-2. The Regulatory Allocations are intended to be offset by other Regulatory Allocations. Accordingly, notwithstanding any other provision of this
          Section 6.02 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other income, gain loss and deduction among the Members so that, to the extent possible over the life of the Company, the net amount of such allocations of other income, gain, loss and deduction and the Regulatory Allocations to the Members shall be equal to the net amount that would have been allocated to the Members if the Regulatory Allocations had not occurred.

          (d) Notwithstanding anything in this Article VI to the contrary:

               (i) Any deduction that is imputed to the Company as a result of the NDI IP Agreement shall be specially allocated to NDI.

               (ii) If the Company is required to recognize interest income pursuant to Section 483 or Section 1271 through 1288 of the Code in connection with STV's Capital Contributions pursuant to Section 4.01(b), such interest income shall be specially allocated to STV and the amount of such interest income shall be excluded from the Capital Contribution credited to STV's Capital Account in connection with the payment of such amount.

               (iii) Any interest that is imputed to the Company as a result of a deemed loan under Section 5.04 shall be specially allocated to STV.

               (iv) The Members intend that the allocation provisions of this Agreement will produce a final Capital Account balance immediately prior to the distributions in liquidation of the Company (after giving effect to all contributions, allocations, distributions (other than in liquidation) and other Capital Account adjustments for all Fiscal Years, including the Fiscal Year in which the liquidation occurs) for each Member that will be equal to the amount such Member will receive upon the liquidation of the Company. If such allocations would fail to produce such final Capital Account balances, the Company by a Super Majority Decision of the Board of Managers may require Profit, Loss, special allocations or items thereof to be allocated among the Members so as, in the determination of the Super Majority Decision of the Board of Managers, to achieve such result to the extent possible.

          SECTION 6.03. Other Allocations.

          (a) Except as otherwise expressly required by this Agreement, each item of income, gain, loss, deduction and credit, as determined for Federal income tax purposes, of the Company shall be allocated between the Members in accordance with their respective shares of Profit, Loss and special allocations.

          (b) All allocations, distributions and tax elections with respect to a subsidiary shall be made in a manner such that the results would be the same as if the activities of the subsidiary were conducted directly by the Company.

          (c) Excess nonrecourse liabilities of the Company as used in Treasury Regulation Section 1.752-3(a)(3) shall be allocated among the Members in accordance with their respective Percentage Interests.

          (d) Company property shall be revalued upon an event described in Treasury Regulation Section 1.704-1(b)(2)(iv)(f). Each Member's allocable share of the taxable income or loss of the Company, depreciation, depletion, amortization and gain or loss with respect to any contributed property, or with respect to Company property that is revalued pursuant to Treasury Regulations
Section 1.704-1(b)(2)(iv)(f), shall be determined in the manner (and as to revaluations, in the same manner as) provided in Section 704(c) of the Code pursuant to the permissible method determined by a Super Majority Decision of the Board of Managers. The allocation shall take into account, to the full extent required or permitted by the Code, the difference between the adjusted basis of the property to the Member contributing (or deemed to be contributing) it and the fair market value of the property at the time of its contribution or revaluation, as the case may be, as determined by the Board of Managers.

          SECTION 6.04. Entity Classification. The Members intend that the Company be treated as a partnership for Federal income tax purposes. Accordingly, neither the Tax Matters Partner nor any Manager or Member shall file any election or return on its own behalf or on behalf of the Company that is inconsistent with that intent.

          SECTION 6.05. Fiscal Year. The fiscal year of the Company for tax and accounting purposes shall be the Fiscal Year.

          SECTION 6.06. Tax Returns. The Company shall cause to be prepared and timely filed all Federal, state, local and foreign tax returns required to be filed by the Company and its subsidiaries. The Company shall provide copies of all the Company's Federal, state, local and foreign income tax returns (and any schedules or other required filings related to such returns) that reflect items of income, gain, deduction, loss or credit that flow to separate Member returns, to the Members for their review and comment prior to filing (and, in the case of the Federal income tax return of the Company for a Fiscal Year, by the fifteenth day of the third month following the close of the Fiscal Year), except as otherwise agreed by the Members. The Members agree in good faith to resolve any difference in the tax treatment of any item affecting such returns and schedules. Neither the requirement for review and comment or dispute resolution shall authorize the Company to file a tax return after the due date for such tax return (including extensions).

          SECTION 6.07. Tax Matters Partner.

          (a) Initially NDI shall be the "Tax Matters Partner" of the Company within the meaning of Section 6231(a)(7) of the Code, and shall act in any similar capacity under state, local or foreign law, but only with respect to returns for which items of income, gain, loss, deduction or credit flow to the separate returns of the Members. In the event of a transfer of any

Member's interest in the Company, the Tax Matters Partner shall be the Member with the largest Percentage Interest following such transfer; provided however, that notwithstanding anything to the contrary, in all cases so long as NDI is a Member and the Services Agreement is in effect and NDI provides accounting or tax services or maintains the Company's books and records thereunder, NDI shall be the Tax Matters Partner.

          (b) The Tax Matters Partner shall incur no liability (except as a result of the gross negligence or willful misconduct of the Tax Matters Partner) to the other Member including, but not limited to, liability for any additional taxes, interest or penalties owed by the other Member due to adjustments of Company items of income, gain, loss, deduction or credit at the Company level.

          SECTION 6.08. Duties of Tax Matters Partner. The Tax Matters Partner shall have all of the powers and authority of a tax matters partner under the Code. The Tax Matters Partner shall represent the Company at the Company's expense in connection with all administrative and/or judicial proceedings by the Internal Revenue Service or any taxing authority involving any tax return of the Company, and may expend the Company's funds for professional services and costs associated therewith. The Tax Matters Partner shall provide to the Members prompt notice of any communication to or from or agreements with a federal, state or local taxing authority regarding any tax return of the Company, including a summary of the provisions thereof.

          SECTION 6.09. Survival of Provisions. The provisions of this Agreement regarding the Company's tax returns and Tax Matters Partner shall survive the termination of the Company and the transfer of any Member's interest in the Company and shall remain in effect for the period of time necessary to resolve any and all matters regarding the federal, state, local and foreign taxation of the Company and items of Company income, gain, loss, deduction and credit.

          SECTION 6.10. Tax Elections. Except as otherwise expressly provided in this Agreement, the Company shall make such tax elections as determined by a Super Majority Decision of the Board of Managers. If an election is made under
Section 754 of the Code, in the event of a Transfer by sale or upon the death of a Member, the transferee shall pay all costs incurred by the Company in connection with such election, including any costs borne by the Company to maintain records required as a result of such election.

          SECTION 6.11. Consistent Treatment. All items of income, gain, loss, deduction and credit of the Company shall be allocated among the Members for federal income tax purposes in a manner consistent with the allocation of the corresponding items under this Article VI. Each Member is aware of the income tax consequences of the allocations made by this Article VI and hereby agrees to be bound by the provisions of this Article VI in reporting his share of Company income, gain, loss, deduction and credit for income tax purposes. No Member shall report on his tax return any transaction by the Company, any amount allocated or distributed from the Company or contributed to the Company inconsistently with the treatment reported (or to be reported) by the Company on its tax return nor take a position for tax purposes that is inconsistent with the position taken by the Company.

          SECTION 6.12. Order of Application. To the extent that any allocation, distribution or adjustment specified in this Agreement affects the results of any other allocation, distribution or adjustment required herein, the allocations, distributions and adjustments specified in the following Sections shall be made in the priority listed and in the order set forth therein:

          Section 5.01(a);

          Section 6.02(d);

          Section 6.02(c);

          Section 6.02(b);

          Section 6.02(a); and

          Section 14.02.

To the extent possible, these provisions shall be applied as if all distributions and allocations were made at the end of the Company's Fiscal Year. Where any provision depends on the Capital Account of any Member, that Capital Account shall be determined after the operation of all preceding provisions for the Fiscal Year.

                                   ARTICLE VII

                                BOOKS AND RECORDS

          SECTION 7.01. Books and Records; Examination. The Board of Managers shall keep or cause to be kept such books of account and records with respect to the Company's business as they may deem appropriate; provided however, so long as the Services Agreement is in effect, such books and records shall be kept by NanoDynamics pursuant thereto. Each Member and its duly authorized representatives shall have the right at during business hours and on at least three (3) Business Days' prior notice any time to examine, or to appoint independent certified public accountants (the fees of which shall be paid by such Member) to examine, the books, records and accounts of the Company and its subsidiaries, their operations and all other matters related thereto (but not otherwise related to any Member) that such Member may wish to examine, including, without limitation, all documentation relating to actual or proposed transactions with any Member or any Affiliate of any Member; provided that such examination shall be conducted in a manner so as to not interfere with the business of NanoDynamics. The Company's books of account shall be kept using the method of accounting determined by the Board of Managers; provided however, until the Integration Termination Date the method of accounting shall be the same as that used by NanoDynamics. The Company Independent Auditors (the "Company Independent Auditors") shall be an independent public accounting firm selected by the Member that then owns a majority Percentage Interest or, if no Member owns a majority Percentage Interest, by the Board of Managers pursuant to a vote in accordance with Section 8.07(b), and shall initially be Deloitte & Touche LLP; provided, however, that until the Integration Termination Date, the Company Independent Auditors shall be the same independent public accounting firm which is the primary auditors of NanoDynamics. so long as such firm is either a "Big 4" firm or a generally recognized national accounting firm.

          SECTION 7.02. Financial Statements and Reports.

          (a) Unaudited Monthly Financial Statements. The Company shall prepare and send to each Member (at the same time) promptly, but in no event later than noon on the third Business Day after the last day of each month, the following unaudited financial statements with respect to the Company and its subsidiaries: a balance sheet, a statement of operations, a statement of cash flows and a statement of changes in capital (collectively, "Unaudited Financial Statements") as at the end of and for such month in substantially the form and detail as attached hereto as Appendix B.

          (b) Unaudited Quarterly Financial Statements and Forecasts. The Company shall prepare and send to each Member (at the same time) promptly, but in no event later than the 30th day after the last day of each Fiscal Quarter, other than the last Fiscal Quarter of each Fiscal Year, (i) Unaudited Financial Statements as at the end of and for such Fiscal Quarter, (ii) an unaudited statement of changes in the Members' Capital Accounts as at the end of and for such Fiscal Quarter and (iii) a 12-month operating budget forecast covering those items set forth in the Annual Budget.

          (c) Audited Annual Financial Statements and Annual Budget. (i) Within 75 days after the end of each Fiscal Year, the Board of Managers shall cause an examination to be made, at the expense of the Company, by the Company Independent Auditors, covering (A) the assets, liabilities and capital of the Company and its subsidiaries, and the Company's and its subsidiaries' operations during such Fiscal Year, (B) an examination of the Distributions Calculation Statement for such Fiscal Year, and (C) all other matters customarily included in such examinations and (ii) to be delivered to each Member (at the same time) a copy of the report of such examination, stating that such examination has been performed in accordance with generally accepted auditing standards, together with the following financial statements with respect to the Company and its subsidiaries certified by such accountants as having been prepared in accordance with GAAP: a balance sheet, a statement of operations, a statement of cash flows and a statement of changes in capital as at the end of and for such Fiscal Year (collectively, the "Audited Financial Statements").

          (d) Promptly, but in any event within 30 days after the end of each Fiscal Year ending from and after December 31, 2008 and for each Fiscal Year thereafter, the Board of Managers shall deliver to the Members a statement which shall include (A) a projection of the Company's consolidated balance sheet and consolidated income, capital and cash flows for that Fiscal Year and (B) a projected budget for each Fiscal Quarter of the Company and its subsidiaries, including scheduled and anticipated capital expenditures, scheduled and anticipated research and development expenditures and the quarterly fixed payment schedule required by the Services Agreement ending during such year (the "Annual Budget"), in each case setting forth material assumptions and containing reasonable detail, as approved by the Board of Managers in accordance with Sections 8.07(b) and 8.10. In the event revisions are made to the Annual Budget as a result of the mid-year or other review conducted by the Board of Managers pursuant to Section 8.10(b), a copy of such revised Annual Budget and a description of the revisions shall be delivered to the Members promptly following such revision.

          SECTION 7.03. Schedule of Members' Capital Accounts.

          (a) Preliminary Annual Capital Account Schedule. The Company shall prepare and send to each Member (at the same time) promptly, but in no event later than the 75th day after the last day of each Fiscal Year, a schedule showing the respective Capital Accounts of the Members based on the Company's estimated taxable income for such Fiscal Year.

          (b) Examination. Within 15 days after the date the Company determines its net taxable income with respect to any Fiscal Year, but in no event later than three months after the end of such Fiscal Year, the Board of Managers shall cause (i) an examination to be made, at the expense of the Company, by the Company Independent Auditors, covering (A) the determination of the Company's taxable income with respect to such Fiscal Year and (B) the respective Capital Accounts of the Members based on the Company's taxable income for such Fiscal Year and (ii) to be delivered to each Member (at the same time) a copy of the report of such examination, stating that such examination has been performed in accordance with generally accepting auditing standards.

          (c) Final Annual Capital Account Schedule. The Company shall prepare and send to each Member (at the same time) promptly, but in no event later than the 15th day after the date the Company files its federal income tax return with respect to each Fiscal Year, a schedule showing the respective Capital Accounts of the Members based on the Company's actual taxable income for such Fiscal Year.

          (d) Other Financial Information. The Company shall prepare and send to each member (at the same time) promptly such other financial information as a Member owning at least 30% of the outstanding Percentage Interests shall from time to time reasonably request.

          SECTION 7.04. Notice of Affiliate Transactions; Annual List.

          (a) The Company shall notify each Member of any Affiliate Transaction that the Company or any of its subsidiaries is considering entering into or renewing or extending the term thereof (whether pursuant to contractual provisions thereof or otherwise), which notice shall be given, to the extent reasonably possible, sufficiently in advance of the time that the Company intends to enter into, renew or extend the term of such Affiliate Transaction so as to provide the Members with a reasonable opportunity to examine the documentation related to such Affiliate Transaction.

          (b) Within 60 days after the end of each Fiscal Year, the Company shall prepare and distribute to each Member a list setting forth a description of each Affiliate Transaction entered into by the Company or any of its subsidiaries during such Fiscal Year and identifying all of the parties to such Affiliate Transactions; provided that if two or more Affiliate Transactions either (i) constitute a series of related transactions or agreements or (ii) are substantially the same type of transaction or agreement, the Company need not separately describe each such Affiliate Transaction but instead can describe such related or similar Affiliated Transactions as a group.

                                  ARTICLE VIII

                            MANAGEMENT OF THE COMPANY

          SECTION 8.01. Management. The business and affairs of the Company shall be managed by the Board of Managers, subject to the approval of all or a specified Percentage Interest of the Members as required by the Delaware Act or this Agreement. The members of the Board of Managers shall be deemed "managers" of the Company within the meaning of the Delaware Act; however, no single manager acting alone shall have the authority to bind the Company. Except for such matters as may be delegated to a Member from time to time by the Board of Managers pursuant to a vote in accordance with Section 8.07(b), and subject to the provisions of Sections 6.07 and 6.08, no Member shall act unilaterally on behalf of the Company or any of its subsidiaries without the approval of the other Members and no Member shall have the power unilaterally to bind the Company or any of its subsidiaries.

          SECTION 8.02. Board of Managers.

          (a) The board of managers of the Company (the "Board of Managers") shall, subject to Section 8.02 (c), consist of three natural persons (the "Managers"), each of whom shall be entitled to vote, one of whom shall be designated by STV in its sole discretion (subject to the last sentence of this Section 8.02(a)) as its representative (the "STV Manager"), one of whom shall be designated by NDI in its sole discretion as its representative (the "NDI Manager"), and one of whom shall be designated by agreement of NDI and STV and be independent of both NDI and STV (the "NDI/STV Manager"). Each member of the Board of Managers shall be a natural person. The initial Managers shall be those natural persons listed on Appendix C. No Manager may give a proxy to a third party. Notwithstanding anything to the contrary, no STV Manager may be (or without NDI's consent, have been in the prior three years) an officer, director, employee, consultant or otherwise any Person which is, or any Affiliate or associate of, any NDI Competitor.

          (b) In the event of a Transfer by a Member pursuant to Article X of all, but not less than all, of its Membership Interests to one person, effective at the time of such Transfer, (i) the Manager, if any, designated solely by the transferor of such Membership Interests shall automatically be removed from the Board of Managers, (ii) the transferee of such Membership Interests shall be permitted to designate one Manager to the Board of Managers as its representative in place of the removed Manager (subject, in the case of the Transfer of the Membership Interests originally held by STV, to the restrictions in the proviso clause of Section 8.02(d)), and (iii) the transferee of such Membership Interests shall succeed to the transferor's rights with respect to the NDI/STV Manager. Such transferee shall promptly notify the other Members as to the name of the person who such transferee has designated as its representative on the Board of Managers.

          (c) In the event of a Transfer by any Member pursuant to Article X of a portion (but not all) of its Membership Interests constituting at least 30% of the outstanding Percentage Interests, effective at the time of such Transfer, automatically the number of Managers shall increase to five natural persons, of which two shall be STV Managers, two shall be NDI Managers and one shall be the NDI/STV Manager (who shall be selected by NDI and

STV unless either of them assigns pursuant to this Agreement its right to participate in such appointment; it being understood that the NDI/STV Manager need be appointed only by two Members, such Members being (i) NDI or its transferee and (ii) STV or its transferee). In no event shall the number of Managers exceed five persons. In the case of a Transfer pursuant to the first sentence of this Section 8.02(c), if the transferor is NDI, then NDI shall have the right to designate one of the two NDI Managers and the transferee shall have the right to designate the other NDI Manager and STV, together with any STV transferee as permitted pursuant to this Agreement shall have the right to designate the two STV Managers. If the Transferor is STV, then STV shall have the right to designate one of the two STV Managers and its transferee shall have the right to designate the other STV Manager, and NDI, together with any NDI transferee as permitted pursuant to this Agreement shall have the right to designate the two NDI Managers. Notwithstanding anything to the contrary, in the event of any Transfer by a Member of less than its entire Membership Interests which does not meet the requirements of the first sentence of this Section 8.02(c), then the transferor shall continue to hold and exercise all the rights of the transferor under this Article 8 (subject to the then-existing rights allocated to prior transferees) and in no event shall the transferor enter into any agreement or understanding with the transferee regarding the designation of any Manager or how it or any Manager will vote with respect to any matter and any such agreement or understanding shall be null and void, ab initio.

          (d) In the event of a vacancy in the NDI/STV Manager position and STV and NDI cannot agree as to the person to serve as the NDI/STV Manager within 60 days of such vacancy, for the two-year period following such disagreement, the NDI/STV Manager shall be selected as follows: (i) for the first year, NDI shall select two candidates and STV shall designate the NDI/STV Manager from such candidates to serve a one-year term; (ii) for the second year, STV shall select two candidates and NDI shall designate the NDI/STV Manager from such candidates to serve a one-year term; and (iii) upon completion of such second year, if STV and NDI do not mutually agree as to the person to serve as the NDI/STV Manager, the NDI/STV Manager for the subsequent two-year period shall be selected as provided in clauses (i) and (ii); provided however, in no event may any prospective NDI/STV Manager selected as a candidate pursuant to this Section 8.02(d) be an officer, director, or employee of or otherwise associated with any NDI Competitor. The rights under this Section 8.02(d) cannot be Transferred except as part of a Transfer pursuant to Section 8.02(b) or the first sentence of Section 8.02(c).

          (e) Each Manager may be removed and replaced, with or without cause, at any time by the Member designating him or her or, in the case of the NDI/STV Manager, by mutual agreement of NDI and STV, but, except as provided in Section 8.02(b), may not be removed or replaced by any other means. A Member who removes its representative from the Board of Managers shall promptly notify the other Members as to the name of its replacement Manager.

          SECTION 8.03. Responsibility of the Board of Managers. Subject to the second sentence of Section 8.07(b), the Board of Managers shall be responsible for overseeing the operations of the Company and shall, in particular, have sole jurisdiction to approve each of the following matters:

          (a) hiring senior executives (including the Chief Executive Officer) of the Company and appointing the Chairman, evaluating their performance and planning for their succession; provided that the selection of the Chief Executive Officer and Chairman shall require the approval of both of the STV Manager and the NDI Manager; provided that, in the event that the STV Manager and the NDI Manager cannot agree regarding the appointment of the Chairman or Chief Executive Officer for the two-year period following such disagreement, the Chief Executive Officer or Chairman, as applicable, shall be selected as follows: (A) for the first year, the STV Manager shall designate two candidates for such position and the NDI Manager shall select the candidate to serve in such position for a one-year term; (B) for the second year, the NDI Manager shall designate two candidates for such position and the STV Manager shall select the candidate to serve in such position for a one-year term; (C) upon completion of such second year, if STV and NDI cannot agree regarding the appointment, such position will be filled for the subsequent two-year period as provided in clauses (A) and (B); provided however, in no event may any prospective Chief Executive Officer selected as a candidate pursuant to this Section 8.03(a) be an officer, director, or employee of or otherwise associated with any NDI Competitor; provided further that, notwithstanding anything to the contrary (but subject to the proviso in Section 9.03), for at least the first six months after the date of this Agreement, Keith Blakely shall be the Chief Executive Officer of the Company;

          (b) reviewing and approving Company strategies, business plans and capital budgets, including the Annual Budget (subject to the approval required by Section 8.07(b));

          (c) reviewing and approving significant external business opportunities for the Company, including acquisitions, mergers and divestitures (subject to the approval required by Section 8.07(b) and Section 8.09);

          (d) reviewing external and internal audits and management responses thereto;

          (e) reviewing and establishing compensation and benefits policies for employees of the Company (subject to the approval required by Section 8.07(b)); and

          (f) reviewing and approving the method by which the Distributable Cash will be determined (subject to the approval required by Section 8.07(b)).

          SECTION 8.04. Meetings.

          (a) Except as set forth in Section 8.04(h), all actions of the Board of Managers shall be taken at meetings of the Board of Managers in accordance with this Section 8.04.

          (b) As soon as practicable after the appointment of the Managers, the Board of Managers shall meet for the purpose of organization and the transaction of other business, including the adoption of a treasury policy for the Company and manual of authorities for the Company that are compatible with the comparable policies and manuals of the Members.

          (c) Regular meetings of the Board of Managers shall be held at such times as the Board of Managers shall from time to time determine, but no less frequently than four times during each Fiscal Year; provided that an annual meeting of the Board of Managers (which annual meeting shall count as one of the required meetings) shall be held no later than June 30 of each Fiscal Year commencing with June 30, 2008.

          (d) Special meetings of the Board of Managers shall be held whenever called by any Manager. Any and all business may be transacted at a special meeting that may be transacted at a regular meeting of the Board of Managers so long as notice of such business is given in the notice of the meeting.

          (e) The Board of Managers may hold its meetings at such place or places as the Board of Managers may from time to time by resolution determine or as shall be designated in the respective notices or waivers of notice thereof.

          (f) Notices of regular meetings of the Board of Managers or of any adjourned meeting shall be given at least two weeks prior to such meeting, unless otherwise agreed by each Member. Notices of special meetings of the Board of Managers shall be mailed by the Secretary or an Assistant Secretary to each member of the Board of Managers addressed to him or her at his or her residence or usual place of business, so as to be received at least five Business Days before the day on which such meeting is to be held, or shall be sent to him or her by telegraph, cable, facsimile or other form of recorded communication or be delivered personally, by overnight courier or by telephone so as to be received not later than five Business Days before the day on which such meeting is to be held. Notice shall include the time and place of such meeting and, in the case of special meetings, shall set forth in reasonable detail the matters to be considered at such meeting. However, notice of any such meeting need not be given to any member of the Board of Managers if such notice is waived by him or her in writing or by telegraph, cable, facsimile or other form of recorded communication, whether before or after such meeting shall be held, or if he or she shall be present at such meeting.

          (g) Action by Communication Equipment. The members of the Board of Managers may participate in a meeting of the Board of Managers by means of video or telephonic conferencing or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

          (h) Unanimous Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if all the Managers consent thereto in writing and such writing is filed with the minutes of the proceedings of the Board of Managers.

          (i) Organization. Meetings of the Board of Managers shall be presided over by a chair, who will be a member of the Board of Managers selected by a majority of the Board of Managers. The Secretary of the Company or, in the case of his or her absence, any person whom the person presiding over the meeting shall appoint, shall act as secretary of such meeting and keep the minutes thereof.

          SECTION 8.05. Compensation. Unless the Members otherwise agree in writing, no person, other than the NDI/STV Manager as may be agreed by a Super Majority Decision by the Managers, shall be entitled to any compensation from the Company in connection with his or her services as a Manager.

          SECTION 8.06. Quorum.


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

          (a) Quorum for Super Majority Decisions to be Decided by the Board of Managers. At all meetings of the Board of Managers, the quorum required for the transaction of any business that constitutes a Super Majority Decision shall be the presence of all NDI Managers and all STV Managers; provided, however, if quorum is not achieved solely because of the absence of either all the NDI Managers or all the STV Managers, then such meeting may promptly be called once again (with due notice) for the transaction of the same business and the quorum required for the transaction of business described in the notice for purposes of such latter meeting shall be the presence of one NDI Manager and one STV Manager.

          (b) Quorum for Other Decisions. At all meetings of the Board of Managers, the quorum required for the transaction of any business that does not constitute a Super Majority Decision shall be the presence of all NDI Managers and all STV Managers; provided, however, if quorum is not achieved solely because of the absence of either all the NDI Managers or all the STV Managers, then such meeting may promptly be called once again (with due notice) for the transaction of the same business and the quorum required for the transaction of business described in the notice for purposes of such latter meeting shall be a majority of the Managers, so long as at least one NDI Manager and one STV Manager is present.

          (c) Rescheduled Meetings. The Company shall use its reasonable best efforts to schedule the time and place of each meeting of the Board of Managers so as to ensure that a quorum will be present at each such meeting and that at least one Manager of each Member will be present at each such meeting. In the absence of a quorum at any such meeting or any adjournment or adjournments thereof, a majority in voting interest of those present in person or by proxy and entitled to vote thereat may reschedule such meeting from time to time until the Managers requisite for a quorum, as aforesaid, be present in person or by proxy. At any such rescheduled meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called.

          SECTION 8.07. Voting.

          (a) General. Each Manager shall be entitled to cast one vote on all matters coming before the Board of Managers.

          (b) Super Majority Decisions. All Super Majority Decisions to be decided by the Board of Managers shall be approved at a duly called meeting of the Board of Managers at which a quorum is present by all the NDI Managers present at such meeting and all the STV Managers present at such meeting. All Super Majority Decisions to be decided by the Members shall be approved in writing by each of the Members that holds at least 30% of the outstanding Percentage Interests. Notwithstanding anything to the contrary, the right of NDI and STV as Members to approve Super Majority Decisions shall not be Transferable except in connection with and as part of a sale of Membership Interests constituting at least 30% of the outstanding Percentage Interests.

          (c) Other Decisions. All matters other than Super Majority Decisions to be decided by the Board of Managers (or by the Members as required by this Agreement or law) shall be approved by the affirmative vote of a majority of the votes cast by the Managers who are present in person at a duly called meeting of the Board of Managers at which a quorum is present, unless the vote of a greater number of Managers is required by Applicable Law or this Agreement. Without limiting the foregoing but subject to any applicable subsection of Section 8.09, any decision by the Company with respect to: (i) its intentions under Section 2.1 of the STV IP Agreement; (ii) any approval of the license, including the royalty, under Section 2.2 of the STV IP Agreement; (iii) any approval of the license, including the royalty, under
Section 4.2 of the NDI IP Agreement; and (iv) any determination not to commercialize any Company Technology under Section 4.1 of the NDI IP Agreement shall be approved by the affirmative vote of a majority of the votes cast by the Managers who are present in person at a duly called meeting of the Board of Managers at which a quorum is present.

          SECTION 8.08. Matters to be Decided by the Board of Managers. Each of the following matters shall constitute a "Super Majority Decision" which requires the approval of the Board of Managers pursuant to Section 8.07(b):

          (a) the admission of a new Member (other than as a result of a Transfer of an existing Member's Membership Interests pursuant to Article X or as a result of the issuance of any additional Membership Interest or other equity interests in accordance with this Section 8.08);

          (b) the issuance of any additional Membership Interests or other equity interests to any person, including any existing Member (other than the issuance any additional Membership Interests or other equity interests to fund up to an aggregate of $5 million of expenditures included in the Annual Budget approved by the Board of Managers, provided that such issuance is in accordance with Section 10.09);

          (c) the admission of a member of any subsidiary of the Company organized as a limited liability company, the admission of a partner of any subsidiary of the Company organized as a partnership or the issuance or sale of any equity interest in any subsidiary of the Company, in each case other than the admission, sale or issuance to the Company or any direct or indirect Wholly Owned Subsidiary of the Company;

          (d) the determination (including any adjustment thereof) of Distributable Cash and the approval, modification, alteration or amendment of the amount, timing, frequency or method of calculation of distributions to the Members from that provided for in Article V hereof;

          (e) the initiation or settlement by the Company or any of its subsidiaries of any action, suit, claim or proceeding involving (i) an Affiliate of a Member (ii) an amount in excess of $250,000, whether or not covered by insurance, (iii) material non-monetary relief (including, without limitation, entering into any consent decree that has or could reasonably be expected to (A) impose any material obligation on any Member or any of its Affiliates or the Company or any of its subsidiaries or (B) have a material adverse effect on the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of any Member or any of its Affiliates or the Company or any of its subsidiaries) or (iv) the initiation or settlement of any criminal action, suit, claim or proceeding (other than a misdemeanor) if such criminal action, suit or proceeding has or could reasonably be expected to (A) impose any material obligation on any Member or any of its Affiliates or (B) have a material adverse effect on the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of any Member or any of its Affiliates;

          (f) any change in the Company Independent Auditors; provided in the event that NanoDynamics' independent auditor changes then, to the extent consistent with Section 7.01, the Company's independent auditor shall automatically change to NanoDynamics' new independent auditor;

          (g) the incurrence by the Company or any of its subsidiaries of any Indebtedness (other than the incurrence of Indebtedness to fund expenditures included in the Annual Budget approved by the Board of Managers); and

          (h) the amendment of the Company Investment Guidelines.

          SECTION 8.09. Matters to be Decided by the Members. Each of the following matters shall constitute a "Super Majority Decision" which requires the approval of the Members pursuant to Section 8.07(b) following the recommendation of such approval by a majority of the Board of Managers:

          (a) the entrance by the Company or any of its subsidiaries (whether by acquisition or otherwise) into a line of business other than (A) the Company's Business or (B) any other line of business that is approved after the Closing Date by a Super Majority Decision under this Section 8.09;

          (b) any reorganization, merger, consolidation or similar transaction between the Company or any of its subsidiaries and any person (other than a direct or indirect Wholly Owned Subsidiary of the Company) or any sale, lease, license or other disposition of all or substantially all of the Company's or any of its subsidiaries' assets or of any business unit of the Company to any person (other than a direct or indirect Wholly Owned Subsidiary of the Company);

          (c) except as expressly provided in Section 4.01, the acceptance or requirement of any additional capital contributions to the Company by any Member (other than the acceptance of any additional capital contribution in connection with the issuance any additional Membership Interests or other equity interests to fund up to an aggregate of $5 million of expenditures included in the Annual Budget approved by the Board of Managers, provided that such issuance is in accordance with Section 10.09);

          (d) any modification, alteration, amendment or termination of this Agreement or any other Transaction Document to which the Company or any of its subsidiaries is a party;

          (e) (i) any Affiliate Transaction (other than the Affiliate Transactions contemplated by the Transaction Agreements (the "Closing Date Affiliate Transactions")), (ii) any material amendment to or change in the terms or provisions of any Affiliate Transaction that was either a Closing Date Affiliate Transaction or previously approved pursuant to this Section 8.09 (it being understood that a renewal or extension of the term of an Affiliate Transaction pursuant to contractual provisions that were previously approved pursuant to this Section 8.09 or that were included in a Closing Date Affiliate Transaction on the date of this Agreement shall not be deemed for purposes of this Agreement to constitute a new Affiliate Transaction or a material amendment to or change in an Affiliate Transaction) or
(iii) any amendment or change in the terms or provisions of any agreement or transaction between the Company or any of its subsidiaries and any Member or any Affiliate of any Member which causes such agreement or transaction to become an Affiliate Transaction;

          (f) the commencement of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent to the entry of an order for relief in an involuntary case under any such law, or the consent to the appointment of or the taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or any of its subsidiaries or for any substantial part of the Company's or any of its subsidiaries' property, or the making of any general assignment for the benefit of creditors;

          (g) (A) the approval of any distribution by the Company to the Members of any assets in kind, (B) the approval of any distribution by the Company to the Members of cash and property in kind other than on a basis provided for in this Agreement, and (C)) the determination of the value assigned to such assets in kind;

          (h) the delegation to a Member of the power to unilaterally bind the Company or any of its subsidiaries with respect to any matter;

          (i) any Capital Expenditures or Acquisition Expenditures which (i) are not included in the Annual Budget and (ii) exceed (A) $250,000 in the aggregate for such Fiscal Year or (B) $250,000 per individual expenditure or group of related expenditures;

          (j) any asset sale where the consideration involved is more than $1,000,000 or any series of asset sales within a Fiscal Year where the aggregate consideration involved is more than $1,000,000, in either case, including contingent liabilities only to the extent required to be reflected on the balance sheet of the Company in accordance with GAAP;

          (k) the approval, modification, alteration or amendment of the Annual Budget; and

          (l) establishing, reviewing and amending as appropriate compensation and benefits plans and policies, including equity and phantom equity-based compensation, for employees of the Company.

          SECTION 8.10. Requirements as to Affiliate Transactions.

          (a) The Company and its subsidiaries shall only be permitted to enter into or renew or extend the term thereof (whether pursuant to contractual provisions thereof or otherwise) an agreement or a transaction with a Member or an Affiliate of a Member (which, solely for purposes of this Section 8.10, shall be deemed to include any entity more than 10% of the voting stock or other ownership interests of, or economic interest in, which is owned by a Member (other than the Company or any of its subsidiaries) on the same terms or on terms no less favorable to the Company or such subsidiary than could be obtained from a third party on an arm's-length basis (an "Arm's-Length Transaction").

          (b) If (i) the Company or any subsidiary of the Company enters into, renews or extends the term of (pursuant to contractual provisions thereof that were previously approved by the Board of Managers or otherwise) or materially amends or changes the terms or provisions of, any agreement or transaction between the Company or any of its subsidiaries and any Member or any Affiliate of any Member (a "Section 8.10(b) Affiliate Transaction") or proposes to do any of the foregoing and (ii) the Member that is not (or whose Affiliate is not) a party to such Section 8.10(b) Affiliate Transaction (the "Non-Contracting Member") notifies the Company and the Member that is (or whose Affiliate is) a party to such Section 8.10(b) Affiliate Transaction (the "Contracting Member") in writing that the Non-Contracting Member believes in good faith that either such Affiliate Transaction is not an Arm's-Length Transaction or that the quality of the service being provided or to be provided by the Contracting Member is inferior to that which the Company and its subsidiaries could otherwise obtain on comparable terms and conditions, then the Company shall promptly (and, in any event within 30 days) provide the Non-Contracting Member with a reasonably detailed explanation of the basis for the Company's determination that such new, renewed or extended Affiliate Transaction is an Arm's-Length Transaction or the quality of the service being provided or to be provided to the Company and its subsidiaries is not inferior.

          (c) If following receipt of such explanation, the Non-Contracting Member is not reasonably satisfied that such Affiliate Transaction is an Arm's-Length Transaction or the quality of the service being provided or to be provided to the Company and its subsidiaries is not inferior, then, at the written request of the Non-Contracting Member (such written request being an "Affiliate Transaction Dispute Notice"), the Company shall (A) modify the terms of such Affiliate Transaction so that it becomes an Arm's-Length Transaction,
(B) not enter into, renew or extend such Affiliate Transaction or (C) commence the dispute resolution procedures set forth in Article XIII.

          (d) For purposes of Article XIII, a Non-Contracting Member's delivery of an Affiliate Transaction Dispute Notice to the Company shall constitute delivery of a Dispute Notice thereunder, and the Company shall be required to deliver a Response to the Non-Contracting Member within 30 days thereafter. If it is finally determined pursuant to such dispute resolution procedures that such Affiliate Transaction is an Arm's-Length Transaction and, if disputed, that the quality of service being so provided is not inferior, then the Company shall be permitted to enter into, renew or extend such Affiliate Transaction. If it is finally determined pursuant to such Dispute Resolution Procedures that such Affiliate Transaction is not an Arm's-Length Transaction or that the quality of service being so provided is inferior, then the Company shall either modify the terms of such Affiliate Transaction so that it becomes an Arm's-Length Transaction and, if disputed, with an adequate level of quality of service or not enter into, renew or extend such Affiliate Transaction. In the event that such Affiliate Transaction has already been entered into, renewed or extended, then (A) the Company and the Contracting Member shall make such modifications to the terms of such Affiliate Transaction as are necessary so that such Affiliate Transaction becomes an Arm's-Length Transaction and, if disputed, with an adequate level of quality of service and (B) the Contracting Member shall pay the Company an amount equal to the difference between (x) the costs incurred by the Company under such Affiliate Transaction since the time of such entering into, renewal or extension and (y) the costs that the Company would have incurred under such Affiliate Transaction during such time period had such Affiliate Transaction been an Arm's-Length Transaction and, if disputed, with an adequate level of quality of service at the time of such initial agreement, renewal or extension.

          SECTION 8.11. Annual Budget.

          (a) The Annual Budget for the twelve-month period following the date of this Agreement is set forth in Appendix D hereto (the "Initial Budget"). The total dollar amount identified as allocated to research and development in the Initial Budget shall be dedicated solely to research and development with NDI until such amount has been fully spent, regardless of whether the time period for the Initial Budget has expired; it being understood and agreed that such amount shall be so spent within 18 months of the date hereof. Within a reasonable amount of time following the appointment of the Chief Executive Officer who shall immediately follow Keith Blakely, such Chief Executive Officer shall prepare or cause to be prepared a draft Annual Budget for the balance of 2008 that follows the expiration of the Initial Budget. With respect to each Fiscal Year commencing with the 2009 Fiscal Year, the Chief Executive Officer of the Company shall timely prepare or cause to be prepared a draft Annual Budget for such Fiscal Year. No later than November 15 of each Fiscal Year commencing in 2008, the executive officers shall present to the Board of Managers the Annual Budget for the following fiscal year for their review, consideration and approval in accordance with Section 8.07(b), with such additions, deletions and changes thereto as the Board of Managers shall deem necessary. Copies of the Annual Budget, as approved by the Board of Managers, shall be provided to each Member (at the same time) as required by Section 7.02(c)(ii).

          (b) No later than July 15 of each Fiscal Year commencing in 2009, the Board of Managers shall review the Annual Budget for such Fiscal Year and shall make such additions, deletions and changes thereto as the Board of Managers shall deem necessary pursuant to a Super Majority Decision.

          SECTION 8.12. Company Investment Guidelines. The investment guidelines for the Company and its subsidiaries (the "Company Investment Guidelines") are initially to invest funds that are deemed to be surplus after meeting daily requirements only in Cash Equivalents. The Company Investment Guidelines may be amended from time to time by approval by the Board of Managers pursuant to a vote in accordance with Section 8.07(b). The Company and its subsidiaries shall only make investments that are permitted under the Company Investment Guidelines at the time of such investments. In addition, the Company and its subsidiaries shall invest all Cash on Hand (after meeting daily cash requirements) in accordance with the Company Investment Guidelines.

          SECTION 8.13. Requirements as to Operating Leases. The Company and its subsidiaries shall not enter into any operating lease (as determined in accordance with GAAP) if the purpose or intent of entering into such operating lease is to circumvent the Super Majority Decision and Member ratification requirements for Capital Expenditures set forth in Section 8.09(i), or the Super Majority Decision requirement for incurrence of Indebtedness set forth in
Section 8.08(g).

          SECTION 8.14. Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Board of Managers herein set forth. Except as provided in this Agreement, neither a Manager nor any Member shall have any authority to bind the Company or any of its subsidiaries.

                                   ARTICLE IX

                                    OFFICERS

          SECTION 9.01. Designation. The officers of the Company shall be elected or appointed by the Board of Managers and shall consist of a Chief Executive Officer and such other officers as the Board of Managers may appoint as it deems necessary from time to time; provided however that, subject to
Section 9.03, for a period of at least six months from the date hereof, Keith Blakely is hereby appointed as Chief Executive Officer. Any number of offices may be held by the same person.

          (a) Chief Executive Officer. The Chief Executive Officer of the Company, subject to the control of the Board of Managers, shall have general supervision and control of the business, affairs and properties of the Company and its general officers. The Chief Executive Officer shall possess the power to sign all contracts, certificates and other instruments of the Company which may be authorized by the Board of Managers. The Chief Executive Officer shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by the Board of Managers.

          (b) Chief Financial Officer. The Chief Financial Officer, should one be appointed, subject to the control of the Board of Managers and the Chief Executive Officer, shall have general supervision of the business, affairs and properties of the Company and shall see that all orders and resolutions of the Board of Managers are carried into effect. The Chief Financial Officer shall possess the power to sign all contracts, certificates and other instruments of the Company which may be authorized by the Board of Managers. The Chief Financial Officer shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by the Board of Managers and the Chief Executive Officer.

          (c) Other Executive Officers. The executive officers of the Company other than the Chief Executive Officer, should any be appointed, shall perform duties and exercise such powers as may from time to time be prescribed by the Chief Executive Officer or the Board of Managers.

          SECTION 9.02. Powers and Duties. The officers of the Company shall have such powers and duties as generally pertain to their respective offices as if the Company were a corporation governed by the Delaware General Corporation Law, except as modified herein or by the Board of Managers of the Company, as well as such other powers and duties as from time to time may be conferred by the Board of Managers.

          SECTION 9.03. Resignation, Removal and Vacancies.

          (a) Except as otherwise determined by the Board of Managers, each officer shall hold office until his or her death or earlier resignation or removal.

          (b) Any officer may resign at any time by giving written notice to the Chief Executive Officer or the Secretary of the Company or to the Board of Managers, and such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, when accepted by action of the Board of Managers. Except as aforesaid, the acceptance of such resignation shall not be necessary to make it effective.

          (c) All officers and agents elected or appointed by the Board of Managers shall be subject to removal at any time by the Board of Managers with or without cause; provided that during the first six-month period after the Closing Date, Keith Blakely may not be removed as Chief Executive Officer other than (i) for cause, or (ii) by a Super Majority Decision.

          (d) Vacancies in all officer positions may only be filled by the majority vote of the Board of Managers.

                                   ARTICLE X

                 TRANSFERS AND ISSUANCE OF MEMBERSHIP INTERESTS

          SECTION 10.01. Restrictions on Transfers.

          (a) General. Notwithstanding anything to the contrary, no Member shall Transfer all or any part of its Membership Interests prior to the third anniversary of the date of this Agreement. Except as expressly provided by this
Article X, no Member shall Transfer all or any part of its Membership Interests to any person without first obtaining the written approval of the other Member, which approval may be granted or withheld in its sole discretion.

          (b) Transfer by Sale to Third Party. Subject to the first sentence of
Section 10.01(a), a Member may sell any of its Membership Interests to any person if (i) it shall first have offered the other Member the opportunity to offer to purchase such Membership Interests pursuant to the right of first offer procedures set forth in, and shall have otherwise complied with, Section 10.06,
(ii) such sale is completed within the time periods specified in Section 10.06,
(iii) it shall have offered the other Member the opportunity to offer to participate in such sale pursuant to the procedures set forth in Section 10.07 and (iv) such sale and, if applicable, the sale of the other Member's Membership Interest is completed in accordance with Sections 10.06, 10.07 and 10.08; provided, however, that, on or after the third anniversary of the date of this Agreement, any Member that owns at least 30% of the Company's outstanding Membership Interests shall, at its own expense, be permitted to offer and sell any of its Membership Interests pursuant to an underwritten public offering upon any terms and in compliance with the procedures set forth in Sections 10.06 and
10.07 (but without compliance with Section 10.08) and subject to the Company's priority right to offer and sell Additional Membership Interests, at its own expenses, in an underwritten public offering.

          (c) Transfer by Operation of Law. In the event NanoDynamics or STV Fund or any of their respective Affiliates shall (i) be party to a merger, consolidation or similar business combination transaction with a third party or
(ii) sell all or substantially all its assets to a third party or (iii) sell any separate business unit of Nanodynamics relating to the Business, such Member may Transfer all (but not part) of its Membership Interests, either by transferring its interest in its Member or its Member's Interest to such third party as part of such transaction without compliance with this Agreement; provided that, in each case, such Transfer is not made solely for the purpose of evading the requirements of this Article X.

          (d) Transfer to an Affiliate. Notwithstanding anything to the contrary herein, a transfer of Membership Interests by STV or NDI to an Affiliate of STV or NDI, respectively, shall not be deemed a Transfer for purposes of this
Article X so long as the transferee remains an Affiliate of the transferor.

          (e) Transfer of Ownership of a Member. In the event NanoDynamics or STV Fund Transfer their ownership interest in NDI or STV, respectively, other than in accordance with Sections 10.01 (c) or (d), such Transfer shall be subject to the provisions of this Article X as if such Transfer were of such Member's Membership Interests.

          SECTION 10.02. Consequences of Permitted Transfers. In connection with a Transfer by a Member of all, but not less than all, of its Membership Interests to a third party transferee pursuant to Section 10.01(b), effective at the time of such Transfer, (A) such third party transferee shall at the time of such Transfer become subject to all of such transferor's obligations hereunder and shall succeed to all of such transferring Member's rights hereunder and (B) the transferor shall be relieved of all of its obligations hereunder other than with respect to any default hereunder by such transferring Member or any of its Affiliates hereunder that occurred prior to the time of such Transfer. In connection with a Transfer by a Member of a portion of its Membership Interests to a third party transferee pursuant to Section 10.01(b), effective at the time of such Transfer, subject to Sections 8.02(b) and (c), the transferee third party shall become subject to such portion of the transferor's obligations hereunder and shall succeed to such portion of the transferor's rights hereunder as mutually agreed to by them (subject to the then-existing rights and obligations allocated to prior transferees of such transferor). The transferor shall promptly notify the other Member as to such allocation. Distributions shall be made to the holder of record of the Membership Interests on the date of distribution.

          SECTION 10.03. Consequences of an Unpermitted Transfer. Any Transfer of a Member's Membership Interests made in violation of the applicable provisions of this Agreement shall be void and without legal effect.

          SECTION 10.04. Conditions for Admission. No transferee of all of the Membership Interests of any Member shall be admitted as a Member hereunder unless (a) such Membership Interests are Transferred to a person in compliance with the applicable provisions of this Agreement and (b) such transferee shall have executed and delivered to the Company such instruments as the Board of Managers deems necessary or desirable in its reasonable discretion to effectuate the admission of such transferee as a Member, to confirm the agreement of such transferee or recipient to be bound by all the terms and provisions of this Agreement with respect to the Membership Interests acquired by such transferee and, in the event of more than one transferee to allocate the right to designate Managers pursuant to Section 8.02 among the holders of such Membership Interest.

          SECTION 10.05. Allocations and Distributions.

          (a) Subject to applicable Treasury Regulations, upon a permitted Transfer of all or a portion of the Membership Interests of a Member as herein provided, the Profit, Loss and special allocations of the Company attributable to the Membership Interests so transferred for the Fiscal Year during which such Transfer occurs shall be allocated between the transferor and transferee as of the date set forth on the written assignment, and such allocation shall be based upon the relative portion of the Fiscal Year that each owned the Membership Interest.

          (b) Distributions shall be made to the Member of record as of the date of the distribution. Except as otherwise expressly provided herein, distributions shall be allocated among the Members in accordance with their respective Percentage Interests.

          (c) Upon a permitted Transfer of a Membership Interest pursuant to this Agreement, the transferee shall succeed to the Percentage Interest and Capital Account of the transferor to the extent they are attributable to the Membership Interest so Transferred.

          SECTION 10.06. Right of First Offer.

          (a) Subject to the first sentence of Section 10.1(a), if a Member (the "Selling Member") shall desire to sell any of its Membership Interests pursuant to Section 10.01(b), which it may seek to do on no more than one occasion in any consecutive twelve-month period, then the Selling Member shall first give written notice to the other Member (the "Sale Notice") specifying the portion of its Membership Interest it desires to sell; provided that so long as there is more than one other Member, the rights under this Section 10.06 shall be exercisable first by NDI so long as it owns at least 30% of the outstanding Percentage Interests and it is not the Selling Member. During the 180-day period following submission of the Sale Notice (the "Exclusivity Period"), the other Member shall have the exclusive right to negotiate with the Selling Member to reach mutual agreement on the terms and conditions of a sale by the Selling Member of such Membership Interests to the other Member, it being agreed that either Member, at the expense of the Selling Member, may during the Exclusivity Period seek, from a mutually agreed upon, independent, nationally recognized investment bank ("Investment Bank") a full business valuation of the Company using standard industry valuation practices (including, but not limited to, discounted cash flows, multiples, comparable transactions, re-capitalization and leveraged buy-out analysis) and considering thereby any and all potential buyers ("Bank Valuation"). If the Selling Member and the Other Member do reach such mutual agreement, the Other Member shall have 90 days time, starting from the date of reaching such mutual agreement, to arrange the necessary financing for the agreed offer. If the Selling Member and the other Member do not reach such mutual agreement during the Exclusivity Period, the Selling Member may sell such Membership Interests, adhering to the following restrictions and steps:

               (i) If the Selling Member is a Member other than NDI, NDI shall provide, within 15 days from the expiration of the Exclusivity Period, a written list of up to 15 entities which it reasonably considers to be, at such moment in time, NDI Competitors ("Listed NDI Competitor"), whom will be excluded from participating in a competitive bidding process.

               (ii) Within 15 days from the expiration of the Exclusivity Period, NDI shall either (a) make an irrevocable offer (and such offer shall remain open for 365 days from the date of delivery) in writing to purchase the Membership Interest for sale at a price equal to or greater than the product of the Bank Valuation and the Percentage Interest for sale (on a fully diluted basis), in which case the Selling Member will be entitled to run a competitive bidding process with, or otherwise seek to sell such Membership Interest to, any interested party, but specifically excluding the Listed NDI Competitors, without further compliance with the procedures set forth in Section 10.06(a) (but subject to Section 10.06(b)) or (b) elect not to make such irrevocable offer, in which case the Selling Member will be entitled to run a competitive bidding process with, or otherwise seek to sell such Membership Interest to, any interested party, but specifically including the Listed NDI Competitors, without further compliance with the procedures set forth in Section 10.06(a) (but subject to Section 10.06(b)); provided however, NDI has the right to require a 90-day extension to arrange financing to fund NDI's purchase of the Membership Interest for sale at the Bank Valuation price.

               (iii) The Company shall cooperate with the Selling Member in making available any relevant business, financial and/or technical Company information, reasonably necessary to enable the potential buyers of the Membership Interests to evaluate the Company for the purpose of such sale process; provided, however, no party shall be provided with any information unless it enters into a confidentiality agreement in form and substance satisfactory to the Company and NDI (including a provision that NDI is a third party beneficiary with the right to enforce the same with respect to any NDI information); and provided further that NDI and the Company shall mutually agree on the information to be disclosed and the order in which it is disclosed, which consent shall not be unreasonably withheld by either party.

          (b) Upon fulfillment of the requirements listed in Section 10.06(a),
(i) the Selling Member shall be entitled within 365 days after the end of the Exclusivity Period to accept an offer from a potential buyer at a price, including other terms and conditions as evidenced by a binding agreement which is subject only to the provisions of this Agreement with a non-Affiliate ("Superior Offer"), not materially less favorable to the Selling Member than the price specified in the Bank Valuation if such Bank Valuation is obtained (provided however, if NDI has made an offer pursuant to clause (a) of Section 10.06(a)(ii), then the Selling Member cannot accept any Superior Offer unless the consideration included in such Superior Offer exceeds the offer made by NDI pursuant to clause (a) of Section 10.06(a)(ii) by at least the greater of: (i) $5,000,000 or (ii) five percent (5%), and so long as at least ten business days before, but not more than 15 business days before, consummating the sale pursuant to the Superior Offer, notice to such effect is provided to the other Member (the "Superior Offer Notice"), setting forth the terms and conditions, including the purchase price, of the Superior Offer, and, if applicable, any exercise of the rights provided by Section 10.08, but subject to Section 10.07. In the event the Selling Member accepts the other Member's offer, only to the extent that the other Member did not exercise its right to an extension to obtain financing pursuant to Section 10.06(a)(ii), such other

Member shall be given 90 days time, starting from the date of the Selling Member giving such notice, to arrange the necessary financing to acquire the offered Membership Interests hereunder.

          SECTION 10.07. Right of Co-Sale. If a Selling Member has delivered a Sale Notice to the other Member pursuant to Section 10.06 and the other Member does not give an Offer Notice during the Election Period or if the Selling Member delivers to the other Member a Superior Offer Notice, such other Member (the "Co-Sale Right Holder") shall have the right, exercisable within two Business Days of receipt of the Superior Offer Notice or expiration of the Election Period, whichever is earlier, to offer for sale to the purchaser of the Selling Member's Membership Interests any of its Membership Interests; provided that the purchase by the identified purchaser from the Selling Member and the other Member must be on the same terms and conditions, except that NDI shall be entitled to a preferred return with respect to its Membership Interests as if the purchase price was a distribution pursuant to Section 5.02(b); provided further that, if the identified purchaser desires to purchase less Membership Interests than are being offered by the Selling Member and the other Member, taken as a whole, then the amount to be sold by each Member shall be reduced pro rata based on their respective Percentage Interests.

          SECTION 10.08. Drag Along Rights. If the proposed sale is to occur at least three years following the effective date of this Agreement and, at the time of such proposed sale, the Selling Member owns at least 30% of the outstanding Membership Interests and proposes to sell 100% of the Membership Interests owned by it in such transaction, then if the Selling Member accepts a Superior Offer (regardless if an Offer Notice was delivered by the other Member), the Selling Member may elect to require the other Member to offer for sale to the purchaser identified in the Superior Offer Notice all of the other Member's Membership Interests on the same terms and conditions as the sale by the Selling Member and no less favorable than those set forth in the Superior Office Notice, except that NDI shall be entitled to a preferred return with respect to its Membership Interests as if the purchase price was a distribution pursuant to Section 5.02(b); provided that the Selling Member must include notice of this election in the Superior Offer Notice; provided, further, that, the Selling Member shall not have the right provided for by this Section 10.08 if the proposed sale is to an Affiliate of the Selling Member. If the Selling Member exercises the right provided for in this Section 10.08, the other Member must deliver an offer to the identified purchaser within two business days of the date of the Superior Offer Notice (subject to Section 10.12).

          SECTION 10.09. Right of First Offer on New Issuances.

          (a) Subject to Section 8.08(c), if the Company plans to issue and sell new Membership Interests, then the Company shall give written notice to the current Members (the "Issuance Notice") specifying the amount of Membership Interests it desires to issue and sell. The current Members shall have 45 days from receipt of the Issuance Notice (the "Issuance Election Period") to elect, by written notice to the Company, to make a bona fide offer for such Membership Interests, setting forth the proposed sale price (which shall be payable only in cash) and the other material terms and conditions upon which the Member is proposing to buy such Membership Interests (the "Issuance Offer Notice"). During the 15-day period following submission of the Issuance Offer Notice, the Members who have delivered Issuance Offer Notices shall have the collective and exclusive right to negotiate with the Company (and such

Members may amend their Issuance Offer Notices) to reach mutual agreement on the terms and conditions of a sale by the Company of such Membership Interests to such Members. If more than one Member makes such election, then each electing Member shall purchase a portion of the total Membership Interests to be purchased by such Members pro rata based on their respective Percentage Interests, unless the electing Members agree otherwise. If the Company receives more than one Issuance Offer Notices, then it shall provide the Member that delivered the inferior proposal (in the reasonable judgment of the Company) 10 days to elect to participate in the transaction on the same terms provided for by the other Member's Issuance Offer Notice. If the Company and such Members do not reach such mutual agreement, at any time within 180 days of the first Issuance Offer Notice (or expiration of the Issuance Election Period, if an Issuance Offer Notice is not so delivered) with respect to such possible sale, the Company may issue and sell such Membership Interests to a third party at a price not less than the price specified in the most recent Issuance Offer Notice and on other terms and conditions not materially less favorable to the Company (in the Company's reasonable judgment) than those set forth in the most recent Issuance Offer Notice. The Company shall give written notice to the Members of such issuance and sale promptly upon its settlement. In the event the Company shall desire to issue and sell the Membership Interests on terms and conditions less favorable to it than those previously set forth in the most recent Issuance Offer Notice, the procedures set forth in this Section 10.09 must again be initiated and applied with respect to the terms and conditions as modified. No offer or sale may be made pursuant to this Section 10.9 to an NDI Competitor.

          (b) If the Company accepts a Member's offer as set forth in the Issuance Offer Notice, the notice of such acceptance from the Company shall state a closing date not later than 60 days after the date of the Issuance Offer Notice. If such Member breaches its obligation to purchase the Membership Interests of the Company on the same terms and conditions as those contained in the Issuance Offer Notice (other than where such breach is due to circumstances beyond such Member's reasonable control), then, in addition to all other remedies available, the Company may, at any time for a period of 120 days after such default, issue and sell such Membership Interests to any person at any price and upon any other terms without further compliance with the procedures set forth in Section 10.09.

          (c) If no Member provides an Issuance Offer Notice within the Issuance Election Period, the Company may, within 120 days after the end of the Issuance Election Period, sell such Membership Interests to a third party without further compliance with the procedures set forth in Section 10.09 (subject to Section 8.08(c)).

          SECTION 10.10. Restriction on Resignation or Withdrawal. Except in connection with a Transfer permitted pursuant to Section 10.01 or with the purchase of the Company pursuant to Section 10.11, neither Member shall resign or withdraw from the Company without the consent of the other Member. Any purported resignation or withdrawal from the Company in violation of this
Section 10.10 shall be null and void and of no force or effect.

                                   ARTICLE XI

                   LIABILITY, EXCULPATION AND INDEMNIFICATION

          SECTION 11.01. Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

          SECTION 11.02. Indemnification.

          (a) The Company shall indemnify, and advance Expenses to, Indemnitee in connection with a Proceeding to the fullest extent permitted by Applicable Law and as herein provided. The Company shall indemnify an Indemnitee who was or is a party or is threatened to be made a party to any Proceeding (other than an action by or in the right of the Company) by reason of Indemnitee's Status against Expenses actually and reasonably incurred by Indemnitee in connection with such Proceeding if Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (b) The Company shall indemnify an Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Company to procure a judgment in its favor by reason of Indemnitee's Status against Expenses actually and reasonably incurred by Indemnitee in connection with the defense or settlement of such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and accepts that no indemnification shall be made in respect of any Matter as to which Indemnitee shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such Expenses which the Court of Chancery or such other court shall deem proper.

          SECTION 11.03. Reimbursement of Expenses. If Indemnitee is, by reason of his Status, a witness in or a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to any Matter in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf relating to each Matter. The termination of any Matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such Matter.

          SECTION 11.04. Advancement of Expenses. Indemnitee shall be advanced Expenses incurred in connection with a Proceeding within ten days after requesting payment upon receipt of an undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Company. Such Expenses incurred by Indemnitee may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

          SECTION 11.05. Request for Indemnification. To obtain indemnification Indemnitee shall submit to the Company a written request with such information as is reasonably available to Indemnitee. The Secretary of the Company shall promptly advise the Board of Managers of such request.

          SECTION 11.06. Determination of Indemnification. Indemnitee's entitlement to indemnification shall be determined by the Board of Managers. If the person or persons empowered to determine entitlement to indemnification shall not have made and furnished to Indemnitee in writing a determination within 60 days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification unless Indemnitee knowingly misrepresented a material fact in connection with the request for indemnification or such indemnification is prohibited by law. The termination of any Proceeding or of any Matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Article) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, or with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

          SECTION 11.07. Denial of Indemnification and Judicial Proceedings.

          (a) In the event that (i) a determination is made pursuant to Section
11.06 that Indemnitee is not entitled to indemnification under this Article,
(ii) advancement of Expenses is not timely made pursuant to Section 11.04, or
(iii) payment of indemnification is not made within five days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section 11.06, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of his entitlement to such indemnification or advancement of Expenses. In the event that a determination shall have been made that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 11.07 shall be conducted in all respects as a de novo trial on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. If a determination shall have been made or deemed to have been made that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 11.07, or otherwise, unless Indemnitee knowingly misrepresented a material fact in connection with the request for indemnification, or such indemnification is prohibited by law.

          (b) The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 11.07 that the procedures and presumptions of this Article are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all provisions of this Article. In the event that Indemnitee, pursuant to this Section

11.07, seeks a judicial adjudication to enforce his rights under, or to recover damages for breach of, this Article, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses actually and reasonably incurred by him in such judicial adjudication, but only if he prevails therein. If it shall be determined in such judicial adjudication that Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the Expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

          SECTION 11.08. Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was an officer, manager, Tax Matters Partner, employee or agent of the Company, or is or was serving at the request of the Company as a director, manager, officer, Tax Matters Partner, employee or agent of another corporation, partnership, association, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against Indemnitee and incurred by Indemnitee in any such capacity, or arising out of Indemnitee's status as such.

          SECTION 11.09. Non-Exclusivity. The rights of indemnification and to receive advancement of Expenses as provided by this Article shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under Applicable Law, the Certificate of Formation, this Agreement, any agreement, a vote of the Board of Managers, or otherwise. No amendment, alteration or repeal of this Article or any provision thereof shall be effective as to any Indemnitee for acts, events and circumstances that occurred, in whole or in part, before such amendment, alteration or repeal. The provisions of this Article shall continue as to an Indemnitee whose Status has ceased and shall inure to the benefit of his heirs, executors and administrators. The Company may, by action of the Board of Managers, provide indemnification to employees, agents or other persons not having Status with the same or different scope and effect as the indemnification authorized by this Article XI.

          SECTION 11.10. Severance. If any provision or provisions of this Article shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; and, to the fullest extent possible, the provisions of this Article shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

          SECTION 11.11. Notice. Any notice required or permitted to the Company shall be addressed to the Secretary of the Company and any such notice to Indemnitee shall be addressed to his home address unless he specifies otherwise and shall be personally delivered or sent by United States mail, postage prepaid (which shall be deemed to be delivered two business days after mailing), or sent by pre-paid, overnight delivery or sent by telecopy to such party at the last known address or fax number (which in each case, will be deemed to be effective on the next business day), as the case may be, of such party as shown on the records of the Company.

                                  ARTICLE XII

         FIDUCIARY DUTIES; COMPETITIVE BUSINESS; DETRIMENTAL ACTIVITIES

          SECTION 12.01. Duties and Liabilities of Certain Persons. To the extent that, at law or in equity, a Manager or officer has duties (including fiduciary duties) and liabilities relating thereto to the Company, any Member or to any other Manager or officer, a Manager or officer acting under this Agreement shall not be liable to the Company or to any other Manager or officer for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of a Manager or officer otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Manager or officer.

          SECTION 12.02. Fiduciary Duties of Members of the Company and Members of the Board of Managers. Each member of the Board of Managers shall have the fiduciary duties of loyalty and care (similar to the fiduciary duties of loyalty and care of directors of a business corporation governed by the General Corporation Law of the State of Delaware) to the Company and all of the Members. Notwithstanding any provision of this Agreement to the contrary, each member of the Board of Managers agrees to and shall exercise good faith, fairness and loyalty to the Company and to all of the Members, and shall make all decisions in a manner that such member of the Board of Managers reasonably believes to be in the best interest of the Company and all of the Members. Notwithstanding the foregoing, this Section 12.02 is not intended to limit a Member's ability to exercise or enforce any of its rights and remedies under this Agreement and the other Transaction Documents in good faith. Any act or omission specifically approved by all Members shall be deemed not to be a violation of fiduciary duties. Members shall have no fiduciary duties except for such duties as are required under the Delaware Act and cannot be waived or limited by agreement.

          SECTION 12.03. Competitive Businesses.

          (a) Subject to Section 12.03(b),

          (i) Nanodynamics hereby agrees that until the second anniversary of the date on which Nanodynamics and its Affiliates are no longer Members, during the Term of the Company, it shall not, and it shall not permit any of its subsidiaries to, engage in the Business and any business which involves the sale, license or other transfer of intellectual property to any third parties which compete, and for the purpose of competing, directly with the Company in the Business;

          (ii) until the second anniversary of the date on which Nanodynamics and its Affiliates are no longer Members, during the Term of the Company, the Company shall not, and it shall not permit any of its subsidiaries to, engage in any business or activity involving the manufacturing of nanomaterials not designed for a specific solution and directly derived from NDI or Nanodynamics;

          (iii) until the second anniversary of the date on which STV Fund and its Affiliates are no longer Members, during the Term of the Company, STV Fund shall not, and it shall not permit any of its subsidiaries to, knowingly sell or license to any person who competes directly with NDI or Nanodynamics intellectual property developed using the license granted to STV (or its Affiliate) by the Company pursuant to Section 2.3 of the STV IP Agreement; and

          (iv) from the date hereof until neither STV Fund nor any of its Affiliates are members, during the Term of the Company:

               (1) STV Fund shall not disclose confidential information about NDI outside of the Company, except as may be required or appropriate in response to any summons or subpoena or in connection with any litigation or in order to comply with any law, order, regulation or ruling applicable to you, provided that STV Fund gives NDI advance notice of such required disclosure and an opportunity to intervene in such action if NDI so desires;

               (2) If STV Fund desires to invest debt or equity capital in any entity that, to the knowledge of STV Fund, at the time of such investment, directly or indirectly, engages or intends to engage in a business having a significant emphasis on the synthesis or commercial sale of nanomaterials, STV Fund shall deliver a written notice thereof certifying STV Fund's reasonable intent to commit resources to pursue such investment and seeking the prior written consent of NDI, which consent shall not be unreasonably withheld and shall be provided or expressly withheld within seven Business Days of such request, which failure to respond to consent request shall be considered granting consent; provided that is understood and agreed that NDI's withholding of such consent shall be deemed reasonable if the entity in which the proposed investment will be made, at the time of the investment, directly or indirectly, is engaged or intends to engage in a business with significant emphasis on the synthesis or commercial sale of nanomaterials and, because of this activity, could reasonably be considered to harm NDI; provided further that STV Fund shall not seek such consent with respect to investments in more than 12 entities per year or more than four entities per quarter; provided further that such consent if given or deemed given shall permit such investment during a period of one year following the date of such consent or deemed consent; provided further that neither STV Fund nor its manager shall cause or permit an employee whose primary role is to evaluate and monitor investments for STV Fund, excluding the chief executive officer or members of an investment committee, from while such employee is an employee of STV Fund or such manager is a manager of STV Fund, working with the entity in which the investment is being made if that employee has worked with, or continues to work with, the Company regularly. It is understood and agreed that this clause shall not prohibit investment by STV Fund or its subsidiaries in entities merely because any of their products incorporate nanomaterials. STV Fund shall not establish a subsidiary to make an investment for the sole purpose of avoiding this clause.

Except as expressly set forth above, Affiliates of STV Fund (other than its subsidiaries) shall not be subject to the restrictions set forth in this Section 12.03(a) or elsewhere in the Transaction Documents with respect to competing with the Company.

          (b) It is the intention of each of the parties hereto that if any of the restrictions or covenants contained in this Section 12.03 is held by a court of competent jurisdiction to cover a geographic area or to be for a length of time that is not permitted by Applicable Law, or is in any way construed by a court of competent jurisdiction to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 12.03 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 12.03) as shall be valid and enforceable under such Applicable Law. Each of the Members acknowledges that any breach of the terms, conditions or covenants set forth in this Section 12.03 shall be competitively unfair and may cause irreparable damage to the Company because of the special, unique, unusual, extraordinary and intellectual character of the Company's business, and the Company's recovery of damages at law will not be an adequate remedy. Accordingly, each of the parties hereto agrees that for any breach of the terms, covenants or agreements of this
Section 12.03, a restraining order or an injunction or both may be issued against such person, in addition to any other rights or remedies the Company or the other parties hereto may have.

          SECTION 12.04. Detrimental Activities.

          (a) Each of the Members (each, a "Disclosing Party") hereby agrees that during the Term of the Company, it shall not, and it shall cause its Affiliates not to, disclose or furnish to anyone any confidential information relating to the Company and its subsidiaries ("Confidential Information") except pursuant to a confidentiality agreement in form and substance reasonably satisfactory to the other parties hereto which expressly provides that the other parties hereto shall be a beneficiary thereof (a "Confidentiality Agreement"). The foregoing restriction on disclosure of Confidential Information shall not apply to (i) information which is or becomes part of the public domain through no fault or breach of the Disclosing Party; (ii) information which at the time of disclosure is already in the possession of the Disclosing Party in written form and was not received directly or indirectly from the Company or any of its subsidiaries under a requirement of confidentiality; (iii) information received by the Disclosing Party from a third party; provided that the Disclosing Party, after reasonable inquiry, has no reason to believe that the third party obtained the information directly or indirectly from the Company or any of its subsidiaries under a requirement of confidentiality; (iv) information required to be disclosed under subpoena or other mandatory legal process; provided that the Disclosing Party shall give the Company timely notice of the service of the subpoena or other process so that the Company may seek a protective order or other legal remedy to prevent such disclosure; (v) information which has been subsequently and independently acquired or developed by the Disclosing Party without violating any of its obligations under this Section 12.04(b) or under any Confidentiality Agreement; and (vi) information which is required or advisable to be disclosed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. Notwithstanding the foregoing, a Disclosing Party shall be permitted to disclose Confidential Information to its directors, officers, employees, auditors, agents, advisors and representatives (such persons being collectively referred as its "Disclosing Party Representatives") if the Disclosing Party informs its Disclosing Party Representatives of the confidential nature of the Confidential Information and obtains their agreement to be bound by this Section 12.04(b) and not to disclose such Confidential Information to any other person. Each Disclosing Party shall be responsible for any breach of this Section 12.04 by its Disclosing Party Representatives.

          (b) Each of the Members agrees that for so long as it or any of its Affiliates is a Member, during the Term of the Company, it shall not, and it shall cause its Affiliates or the Company not to, breach any terms of the either of the IP Agreements.

                                  ARTICLE XIII

                          DISPUTE RESOLUTION PROCEDURES

          SECTION 13.01. General. All controversies, claims or disputes between the Members or between the Company and either Member that arise out of or relate to this Agreement or the construction, interpretation, performance, breach, termination, enforceability or validity of this Agreement, or the commercial, economic or other relationship of the parties hereto, whether such claim is based on rights, privileges or interests recognized by or based upon statute, contract, tort, common law or otherwise and whether such claim existed prior to or arises on or after the date of this Agreement (a "Dispute") shall be resolved in accordance with the provisions of this Article XIII (except as otherwise expressly provided in Article VI). Notwithstanding anything to the contrary contained in this Article XIII, nothing in this Article XIII shall limit the ability of the directors and officers of either Member from communicating directly with the other Member.

          SECTION 13.02. Arbitration. In the event of any Dispute, representatives of the Company and the Lender shall negotiate with each other in good faith and use commercially reasonable efforts to resolve such Dispute. Such representatives shall continue to meet and discuss resolution of the dispute until the earliest to occur of the following dates: (i) an agreement shall be reached by the parties resolving the Dispute or (ii) one party shall notify the other party in writing (the "Arbitration Notice") that (a) no agreement resolving the Dispute is likely to be reached and (b) it seeks to commence an arbitration in accordance with the procedures set forth below. In the event a party delivers an Arbitration Notice, the Dispute shall be settled exclusively by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). The party delivering the Arbitration Notice shall notify the AAA in writing describing in reasonable detail the nature of the Dispute. Within twenty (20) days following receipt by one party of the other party's Arbitration Notice, each party shall select an arbitrator. The two arbitrators selected by the parties shall, within ten (10) days of their appointment, select as chairman of the tribunal, a third neutral arbitrator (collectively with the party-appointed arbitrators, the "Arbitrators" and each an "Arbitrator"). If the two party-appointed Arbitrators do not agree on a third neutral Arbitrator, the third Arbitrator shall be selected by the AAA. The arbitration hearing shall be held in New York, New York, before the three Arbitrators. Each of the Arbitrators shall be unaffiliated with either party or its Affiliates, shall not have any material financial dependence on either party, and shall at all times remain neutral and wholly impartial. The arbitration hearing shall commence within sixty (60) days of the appointment of the third Arbitrator. The Arbitrators will not have any power to modify the terms of this Agreement or to award punitive damages. Except as may be required by law or with the consent of all parties involved in the proceeding, neither party shall disclose or disseminate any information relating to a Dispute or to the arbitration proceedings called for hereby except for disclosure to those of its Affiliates, officers, employees, accountants, attorneys and agents whose duties reasonably require them to have access to such information. The parties in the arbitration shall share equally the costs and expenses of the arbitration. Each party shall otherwise bear its own fees and expenses.

                                  ARTICLE XIV

                           DISSOLUTION AND TERMINATION

          SECTION 14.01. Dissolution. The Company shall be dissolved and its business and affairs wound up upon the earliest to occur of any one of the following events:

          (a) the sale or other disposition of all or substantially all the property of the Company;

          (b) the written consent of Members holding at least 80% of the outstanding Percentage Interests;

          (c) the involuntary liquidation or dissolution of either Member;

          (d) the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Delaware Act; or

          (e) at the sole discretion of NDI if at any time prior to the second anniversary of the date hereof payment of any or all of the principal or interest of the Debenture becomes due and payable, including by acceleration by the holder thereof (in which case Section 5.01(c) shall apply).

The involuntary liquidation or dissolution of a Member shall cause a Member to cease to be a member of the Company. Notwithstanding the foregoing, the Company shall not be dissolved and its business and affairs shall not be wound up upon the occurrence of any event specified in clause (c) above if within 90 days after the date on which such event occurs, the remaining Member elects in writing to continue the business of the Company. Except as provided in this paragraph, and to the fullest extent permitted by the Delaware Act, the occurrence of an event that causes a Member to cease to be a member of the Company shall not cause the Company to be dissolved or its business or affairs to be wound up, and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

          SECTION 14.02. Winding Up of Company. Upon dissolution, the Company's business shall be liquidated in an orderly manner. The Board of Managers shall act as the liquidating trustee (unless the Board of Managers elects to appoint a liquidating trustee) to wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Delaware Act and in any reasonable manner that the liquidating trustee shall determine to be in the best interest of the Members or their successors-in-interest; provided that distributions to Members with respect to their Membership Interests shall be made in accordance with Section 5.01(a) of this Agreement rather than Section 18-804(a)(3) of the Delaware Act or other Applicable Law.

          SECTION 14.03. Intellectual Property Upon Dissolution. As contemplated by the IP Agreements, notwithstanding the other provisions of this Article XIV, so long as it or any of its Affiliates is then a Member and its total Membership Interests at such time (when aggregated together with any and all Membership Interests then held by its Affiliates) equals at least 15% of the then outstanding Membership Interests, upon a dissolution of the Company pursuant to Section 14.01(b), 14.01(c), 14.01(d) or 14.01(e), (a) STV shall have a preferential right to purchase from the Company for fair market value any of the Company's intellectual property that is designed to be or is applied within the then-current definition of the Business, and (b) NDI shall have a preferential right to purchase from the Company for fair market value any of the Company's intellectual property that is designed to be or is applied in areas other than those within the then-current definition of the Business. For the avoidance of doubt, each of the parties acknowledges and agrees that the preferential rights available under Sections 14.03(a) and (b) are separate and independent of each other, and that the determination of each party's eligibility for such rights, and its election to exercise them, shall not be contingent upon or otherwise affected by any eligibility or election by the other party. In order to exercise such right, STV or NDI, as the case may be, must deliver written notice to the other Members and the Company within a reasonable amount of time after receiving notice of the dissolution. The fair market value of such intellectual property shall be agreed to in good faith by STV and NDI; provided that, in the event such agreement cannot be reached within 10 Business Days, the fair market value shall be determined by an independent third party appraiser, whose decision shall be final and binding on all parties involved. As contemplated by the IP Agreements, in the event STV exercises the right provided for by this Section 14.03, STV shall grant NDI a license with a reasonable royalty with respect to the intellectual property purchased by STV in so far as such intellectual property is applied in areas other than those included in the then-current definition of the Business. The terms of the transfers and licensing described in this Section 14.03 shall be governed by the IP Agreements.

          SECTION 14.04. Distribution of Property. In the event the Board of Managers determines that it is necessary in connection with the liquidation of the Company to make a distribution of property in kind, such property shall be transferred and conveyed to the Members so as to vest in each of them as a tenant in common an undivided interest in the whole of such property equal to their interests in the property based upon the amount of cash that would be distributed to each of the Members in accordance with Article V if such property were sold for an amount of cash equal to the fair market value of such property, as determined and approved by the Board of Managers pursuant to a vote in accordance with Section 8.07(b).

          SECTION 14.05. Time Limitation. Any liquidating distribution pursuant to this Article XIV shall be made no later than the later of (a) the end of the taxable year during which such liquidation occurs and (b) 90 days after the date of such liquidation.

          SECTION 14.06. Termination of Company. The Company shall terminate when all assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Agreement, and the Certificate of Formation shall have been canceled in the manner provided by the Delaware Act.

                                   ARTICLE XV

                                  MISCELLANEOUS

          SECTION 15.01. Notices. Any notice, consent or approval to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered: (i) personally by a reputable courier service that requires a signature upon delivery; (ii) by mailing the same via registered or certified first-class mail, postage prepaid, return receipt requested; or (iii) by sending a facsimile of the same with receipt confirmation (followed by a first-class mailing of the same) to the intended recipient. Any such writing will be deemed to have been given: (a) as of the date of personal delivery via courier as described above; (b) as of the third calendar day after depositing the same into the custody of the postal service as evidenced by the date-stamped receipt issued upon deposit of the same into the mails as described above; and (c) as of the date and time electronically transmitted in the case of facsimile delivery as described above, in each case addressed to the intended party at the address set forth below:

          To the Board of Managers:

          Epic Energy Solutions, LLC

          901 Fuhrmann Boulevard
          Buffalo, New York 14203
          Attn: Chief Executive Officer

          To NDI or Nanodynamics:

          NanoDynamics, Inc.
          901 Fuhrmann Boulevard
          Buffalo, New York 14203
          Attention: Chief Executive Officer

          To STV or STV Fund:

          Nano-applications Holdings B.V.
          Lange Kleiweg 60F
          2288 GK Rijswijk, The Netherlands
          Attention: General Counsel

Any party may designate different addresses or telecopy numbers by notice to the other parties.

          SECTION 15.02. Merger and Entire Agreement. This Agreement (including the Exhibits, Schedules and Appendices attached hereto), together with the other Transaction Documents (including the exhibits, schedules and appendices thereto), constitute the entire Agreement of the parties hereto and supersedes any prior understandings, agreements, or representations by or among the parties hereto, written or oral, including the nonbinding term sheet among NanoDynamics and STV Fund dated as of April 16, 2007, to the extent they relate in any way to the subject matter hereof.

          SECTION 15.03. Assignment. A party hereto shall not assign all or any of its rights, obligations or benefits under this Agreement to any third party otherwise than (i) in connection with a Transfer of its Membership Interests pursuant to Article X or (ii) with the prior written consent of the other party hereto, which consent may be withheld in such party's sole discretion, and any attempted assignment not in compliance with this Section 15.03 shall be void ab initio.

          SECTION 15.04. Parties in Interest. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, legal representatives and permitted assigns. SECTION 15.05. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          SECTION 15.06. Amendment; Waiver. This Agreement may not be amended except in a written instrument signed by each of the parties hereto and expressly stating it is an amendment to this Agreement. Any failure or delay on the part of any party hereto in exercising any power or right hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder or otherwise available at law or in equity.

          SECTION 15.07. Severability. If any term, provision, covenant, or restriction of this Agreement or the application thereof to any person or circumstance, at any time or to any extent, is held by a court of competent jurisdiction or other governmental authority having jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement (or the application of such provision in other jurisdictions or to persons or circumstances other than those to which it was held invalid or unenforceable) shall in no way be affected, impaired or invalidated, and to the extent permitted by applicable law, any such term, provision, covenant or restriction shall be restricted in applicability or reformed to the minimum extent required for such to be enforceable. This provision shall be interpreted and enforced to give effect to the original written intent of the parties hereto prior to the determination of such invalidity or unenforceability.

          SECTION 15.08. GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT, OR ANY TRANSACTION OR CONDUCT IN CONNECTION HEREWITH, IS WAIVED.

          SECTION 15.09. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in County of Manhattan in the State of New York or any New York state court located in said county, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any court of the United States located in County of Manhattan in the State of New York or any New York state court located in said county in the event that any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees to appoint and maintain an agent in the State of New York for service of legal process, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that it will not plead or claim in any such court that any action relating to this Agreement or any of the transactions contemplated by this Agreement in any such court has been brought in an inconvenient forum and (v) agrees that it will not initiate any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than any court of the United States located in the County of Manhattan in State of New York or any New York state court located in said county.

          SECTION 15.10. Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or of any Member.

          SECTION 15.11. No Bill for Accounting. In no event shall either Member have any right to file a bill for an accounting or any similar proceeding.

          SECTION 15.12. Waiver of Partition. Each Member hereby waives any right to partition of the Company property.

          SECTION 15.13. Table of Contents, Headings and Titles. The table of contents and section headings of this Agreement and titles given to Exhibits and Schedules to this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

          SECTION 15.14. Use of Certain Terms; Rules of Construction. As used in this Agreement, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph, section, subsection or other subdivision. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Each party hereto agrees that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement or any Transaction Document.

          SECTION 15.15. Holidays. Notwithstanding any deadline for payment, performance, notice or election under this Agreement, if such deadline falls on a date that is not a Business Day, then the deadline for such payment, performance, notice or election will be extended to the next succeeding Business Day.

          SECTION 15.16. Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person and their respective successors, legal representatives and permitted assigns any rights, remedies or basis for reliance upon, under or by reason of this Agreement.

          IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned as of the day and year first above written.

                                        NDI-1 Partners, LLC

                                        By: NanoDynamics, Inc., its Sole Member


                                        By: /s/ KEITH BLAKELY
                                            ------------------------------------
                                        Name: Keith Blakely
                                        Title: Chief Executive Officer


                                        Nano-applications Holdings B.V.


                                        By: /s/ OLIVER CAPON
                                            ------------------------------------
                                        Name: Oliver Capon
                                        Title: Director


                                        By: /s/ BERT DEQUAE
                                            ------------------------------------
                                        Name: Bert Dequae
                                        Title: Director

               SOLELY FOR PURPOSES OF SECTIONS 12.03 AND 10.01(E):

                                        NanoDynamics, Inc.


                                        By: /s/ KEITH BLAKELY
                                            ------------------------------------
                                        Name: Keith Blakely
                                        Title: Chief Executive Officer

               SOLELY FOR PURPOSES OF SECTIONS 12.03 AND 10.01(E):

                                        Shell Technology Ventures Fund 1 B.V.

                                        By: Kenda Capital B.V., its sole
                                            director signed in Rijswijk,
                                            The Netherlands


                                        By: /s/ OLIVER CAPON
                                            ------------------------------------
                                        Name: Oliver Capon
                                        Title: Chief Financial Officer